UNITED STATES	OMB APPROVAL
SECURITIES AND EXCHANGE COMMISSION	OMB Number: 3235-0059
Washington, D.C. 20549	Expires: January 31, 2008
Estimated average burden hours per response: 14.

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.         )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

SCIENTIFIC GAMES CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

April 30, 2007

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Scientific Games Corporation to be held at 10:00 a.m. on Thursday, June 7, 2007, at the Regency Hotel, 540 Park Avenue, New York, New York.

At the Annual Meeting, you will be asked to elect directors, to ratify the appointment of the independent auditor and to approve an amendment to the Company’s Restated Certificate of Incorporation. These matters are described in detail in the accompanying Notice of Annual Meeting and Proxy Statement.

Whether you plan to attend in person or not, it is important that your shares be represented and voted at the Annual Meeting. Therefore, regardless of the number of shares you own, please complete, sign, date and mail the enclosed proxy card in the return envelope provided. Most stockholders will also be able to vote by telephone or over the Internet. Please refer to your proxy card to see which options are available to you.

I look forward to seeing you at the Annual Meeting.

Sincerely,

A. Lorne Weil
Chairman of the Board

SCIENTIFIC GAMES CORPORATION
750 Lexington Avenue, 25th Floor
New York, New York 10022

NOTICE OF ANNUAL MEETING
OF STOCKHOLDERS

Notice is hereby given that the Annual Meeting of Stockholders of Scientific Games Corporation will be held at 10:00 a.m. on Thursday, June 7, 2007, at the Regency Hotel, 540 Park Avenue, New York, New York, for the following purposes:

1.                To elect ten members of the Board of Directors to serve for the ensuing year and until their respective successors are duly elected and qualified.

2.                To ratify the appointment of Deloitte & Touche LLP as independent auditor for the fiscal year ending December 31, 2007.

3.                To approve an amendment to the Company’s Restated Certificate of Incorporation to include securities ownership restriction provisions in connection with the requirements of our gaming businesses.

4.                To consider and act upon any other matter that may properly come before the meeting or any adjournment thereof.

Only stockholders of record at the close of business on April 20, 2007 are entitled to receive notice of and to vote at the meeting and any adjournment thereof. A list of the holders will be open to the examination of stockholders for ten days prior to the date of the meeting, between the hours of 9:00 a.m. and 5:00 p.m., at the office of the Secretary of the Company at 750 Lexington Avenue, 25th Floor, New York, New York, and will be available for inspection at the meeting itself.

Whether you plan to be personally present at the meeting or not, please complete, date and sign the enclosed proxy and return it promptly in the enclosed envelope or, if available to you, submit your proxy by telephone or over the Internet. If you later desire to revoke your proxy, you may do so at any time before it is exercised, in the manner described in the enclosed Proxy Statement.

By Order of the Board of Directors
Ira H. Raphaelson
Vice President, General Counsel and Secretary
Dated: April 30, 2007

i

SCIENTIFIC GAMES CORPORATION

750 Lexington Avenue, 25th Floor

New York, New York  10022

PROXY STATEMENT

GENERAL INFORMATION

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Scientific Games Corporation (“Scientific Games,” the “Company,” “we” or “us”) of proxies to be voted at the Annual Meeting of Stockholders to be held on Thursday, June 7, 2007, at 10:00 a.m. at the Regency Hotel, 540 Park Avenue, New York, New York, and any adjournment or postponement of the meeting, for the purposes set forth in the Notice of Annual Meeting of Stockholders.

It is expected that this Proxy Statement and enclosed form of proxy will be mailed to stockholders beginning on or about April 30, 2007. The Annual Report for the fiscal year ended December 31, 2006 is also being mailed to stockholders with this Proxy Statement.

Stockholders Entitled to Vote

All stockholders of record at the close of business on April 20, 2007 are entitled to vote at the meeting. At the close of business on April 20, 2007, a total of 92,450,987 shares of common stock were outstanding. Each share is entitled to one vote on all matters that properly come before the meeting.

Voting Procedures

If you are the record holder of your shares, you can vote in person at the meeting or by proxy in one of the following three ways:

1.                Vote by Mail: Complete, sign, date and return your proxy card in the enclosed postage-paid envelope.

2.                Vote by Telephone: Call the toll-free number 1-800-proxies. You will need to provide the control number printed on your proxy card and follow the instructions on your card and the voice prompts.

3.                Vote over the Internet: Go to the website www.voteproxy.com. You will need to provide the control number printed on your proxy card and follow the instructions on your card and the website.

If you vote by telephone or over the Internet, do not return your proxy card.

If you are not the record holder of your shares (i.e., they are held in “street” name by a broker, bank or other nominee), you will receive instructions from the record holder asking you how you wish to vote. Telephone and Internet voting will be offered by most brokers and banks. Please refer to the proxy form and other information provided by the record holder to see which voting options are available to you. If you wish to vote your shares in person at the meeting, you must first obtain a proxy issued in your name from the record holder.

Voting of Proxies

All valid proxies received prior to the meeting will be voted in accordance with the instructions specified by the stockholder. If a proxy card is returned without instructions, the persons named as proxy holders on your proxy card will vote in accordance with the recommendations of the Board, which are as follows:

•     FOR election of the nominated directors (Proposal 1);

•     FOR ratification of the appointment of the independent auditor (Proposal 2); and

•     FOR adoption of the amendment to the Restated Certificate of Incorporation (Proposal 3).

With respect to any other matter that properly comes before the meeting, the proxy holders will vote as recommended by the Board or, if no recommendation is given, in their own discretion.

Changing Your Vote

A proxy may be revoked at any time prior to its being voted by delivering written notice to the Secretary of the Company, by delivering a properly executed later-dated proxy (including by telephone or over the Internet), or by voting in person at the meeting.

Quorum

The presence, in person or by proxy, of the stockholders of a majority of the shares entitled to vote at the meeting constitutes a quorum for the transaction of business.

Vote Required

Assuming a quorum is present, directors will be elected by a plurality of the votes cast in person or by proxy at the meeting.

The proposal to ratify the appointment of the independent auditor requires the affirmative vote of a majority of the votes cast in person or by proxy at the meeting.

The proposal to amend the Restated Certificate of Incorporation requires the affirmative vote of a majority of the shares entitled to vote at the meeting.

Effect of Abstentions

If you vote “abstain” (rather than vote “for” or “against”) with respect to a proposal, your shares will count as present for purposes of determining whether a quorum is present but will have the effect of a negative vote on matters other than the election of directors.

Effect of Broker Non-Votes

If any broker “non-votes” occur at the meeting with respect to your shares, the broker “non-votes” will count for purposes of determining whether a quorum is present but not for purposes of determining the number of votes cast with respect to a particular proposal. A broker “non-vote” occurs when a broker or nominee holding shares for a beneficial owner does not vote on a particular proposal because the broker or nominee does not have discretionary voting power on that item and has not received instructions from the owner. Brokers have discretionary voting power under the rules governing brokers to vote without instructions from the beneficial owner on certain “routine” items such as the election of directors and the ratification of the appointment of the independent auditor (Proposals 1 and 2) and, accordingly, your shares may be voted by your broker on Proposals 1 and 2.

PROPOSAL 1

ELECTION OF DIRECTORS

Nominees for Election

The Board of Directors has nominated for election to the Board the ten persons named below to serve for a one-year term and until their successors have been duly elected and qualified or until their earlier death, resignation or removal. Four of the nominees, Messrs. Ronald O. Perelman, Howard Gittis, Barry F. Schwartz and Gerald J. Ford, were designated for election to the Board by MacAndrews & Forbes Holdings Inc., our largest stockholder, pursuant to its rights under a stockholders’ agreement with us (discussed more fully below). All of the nominees are presently directors of the Company.

The Board recommends that you vote in favor of the election of each of the nominees named below as directors of the Company for the ensuing year, and the persons named as proxies in the enclosed proxy will vote the proxies received by them for the election of each of the nominees unless otherwise specified on those proxies. All of the nominees have indicated a willingness to serve as directors, but if any nominee becomes unavailable to serve before the election, proxies may be voted for a substitute nominee selected by the Board.

The name, age, business experience and certain other information regarding each of the nominees for director are set forth below.

Name	Age	Position with the Company	Director Since
A. Lorne Weil	61	Chairman and Chief Executive Officer(1)	1989
Peter A. Cohen	60	Director and Vice Chairman(1)	2000
Gerald J. Ford	62	Director(2)(3)	2005
Howard Gittis	73	Director(2)(4)	2003
Ronald O. Perelman	64	Director(1)	2003
Michael J. Regan	65	Director(5)	2006
Barry F. Schwartz	58	Director(3)(5)	2003
Eric M. Turner	51	Director(3)(4)	2002
Sir Brian G. Wolfson	71	Director(5)	1988
Joseph R. Wright, Jr.	68	Director(2)(4)	2004

(1)             Member of Executive and Finance Committee

(2)             Member of Nominating and Corporate Governance Committee

(3)             Member of Compliance Committee

(4)             Member of Compensation Committee

(5)             Member of Audit Committee

A. Lorne Weil has been Chairman of our Board since October 1991 and our Chief Executive Officer since April 1992. Mr. Weil also served as our President from August 1997 to June 2005. Mr. Weil was President of Lorne Weil, Inc., a firm providing strategic planning and corporate development services to high technology industries, from 1979 to November 1992. Previously, Mr. Weil was Vice President of Corporate Development at General Instrument Corporation, working with wagering and cable systems.

Peter A. Cohen has been Vice Chairman of our Board since February 2003. Mr. Cohen is a founding partner and principal of Ramius Capital Group, LLC, a private investment management firm formed in 1994. From November 1992 to May 1994, Mr. Cohen was Vice Chairman and a director of Republic New York Corporation, as well as a member of its executive management committee. Mr. Cohen was also Chairman of Republic’s subsidiary, Republic New York Securities Corporation. Mr. Cohen was Chairman of the Board and Chief Executive Officer of Shearson Lehman Brothers from 1983 to 1990. Mr. Cohen is a director of L-3 Communications Holdings, Inc.

Gerald J. Ford has been a financial institutions entrepreneur and private investor involved in numerous mergers and acquisitions of private and public sector financial institutions over the past 30 years. Mr. Ford served as Chairman of the Board and Chief Executive Officer of Golden State Bancorp Inc. from September 1998 until its merger with Citigroup Inc. in November 2002. Mr. Ford is Chairman of the Board of First Acceptance Corporation and a director of Freeport-McMoRan Copper & Gold Inc., McMoRan Exploration Co. and Affordable Residential Communities, Inc.

Howard Gittis has been Vice Chairman and Chief Administrative Officer of MacAndrews & Forbes Holdings Inc., a diversified holding company, and various affiliates since 1985 and has been Chairman, President and Chief Executive Officer of M & F Worldwide Corp. since 2000. Prior to joining MacAndrews & Forbes, Mr. Gittis was a partner at the Philadelphia law firm of Wolf, Block, Schorr and Solis-Cohen where he had served as Chairman of the Executive Committee. Mr. Gittis is a director of Jones Apparel Group, Inc., M & F Worldwide Corp. and Revlon, Inc.

Ronald O. Perelman has been Chairman and Chief Executive Officer of MacAndrews & Forbes Holdings Inc., a diversified holding company, and various affiliates since 1980. Mr. Perelman is Chairman of the Board of Revlon Consumer Products Corporation and Revlon, Inc., a member of the board of managers of Allied Security Holdings LLC and REV Holdings LLC and a director of M & F Worldwide Corp.

Michael J. Regan is a former Vice Chairman and Chief Administrative Officer of KPMG LLP and was the lead audit partner for many Fortune 500 companies during his 40 year tenure with KPMG. Mr. Regan is a member of the board of managers of Allied Security Holdings LLC and a director of Citadel Broadcasting Corporation.

Barry F. Schwartz has been Executive Vice President and General Counsel of MacAndrews & Forbes Holdings Inc., a diversified holding company, and various affiliates since 1993 and was Senior Vice President of MacAndrews & Forbes from 1989 to 1993. Prior to joining MacAndrews & Forbes, Mr. Schwartz was a partner at the Philadelphia law firm of Wolf, Block, Schorr and Solis-Cohen. Mr. Schwartz is a member of the board of managers of REV Holdings LLC and a director of Revlon Consumer Products Corporation.

Eric M. Turner has been an independent management consultant and advisor since 2003. Mr. Turner served as Senior Vice President of State Street Corporation, a financial services company, from 1996 to 2003. Mr. Turner was the executive director of the Massachusetts State Lottery Commission from 1992 to 1995. During his time at the Lottery Commission, Mr. Turner was elected to positions of Treasurer and Secretary of the North American Association of State and Provincial Lotteries, a professional association of North American lotteries. In 1991, Mr. Turner served as Deputy Treasurer of the Commonwealth of Massachusetts. Prior to that time, he was employed with Drexel Burnham Lambert for approximately six years, last serving as Corporate Vice President, Municipal Finance Department, from 1989 to 1990.

Sir Brian G. Wolfson served as Chairman of Wembley plc, a United Kingdom company involved in the sports and entertainment industries, from 1987 to 1995. Sir Brian served as Chairman of the Board of Kepner-Tregoe Inc. from 1999 to 2005. Sir Brian is a director of Natural Health Trends Corp.

Joseph R. Wright, Jr. has been Chairman of Intelsat Ltd., the world’s largest provider of satellite services, since July 2006. Mr. Wright served as Chief Executive Officer of PanAmSat Corporation from August 2001 until it was combined with Intelsat in July 2006. Mr. Wright was the Chairman of GRC International, Inc. from 1996 to March 2000. He was Executive Vice President and Vice Chairman of W.R. Grace & Co. from 1989 to 1994. Mr. Wright was a member of President Reagan’s Cabinet as Director of the White House Office of Management and Budget (OMB) from 1988 to 1989 and was Deputy Director of OMB from 1982 to 1988. Mr. Wright is a director of Intelsat Ltd. and Terremark Worldwide, Inc.

Designees of MacAndrews & Forbes Holdings Inc.

Messrs. Perelman, Gittis, Schwartz and Ford were designated for election to the Board by MacAndrews & Forbes Holdings Inc. pursuant to its rights under a stockholders’ agreement with us dated September 6, 2000, as supplemented by an agreement dated June 26, 2002 and by an agreement dated October 10, 2003. The stockholders’ agreement was originally entered into with holders of our Series A Convertible Preferred Stock in connection with the initial issuance of such Preferred Stock and provides for, among other things, the right of the holders to designate up to four members of our Board based on their ownership of Preferred Stock or the common stock issued upon conversion thereof. All of the Preferred Stock was converted into common stock in August 2004. MacAndrews & Forbes, which owned approximately 92% of the Preferred Stock prior to conversion and approximately 25% of our outstanding common stock following conversion, has the right to designate up to four directors based on its level of share ownership. The percentages that must be maintained in order to designate directors are as follows: (a) 20% to designate four directors; (b) 16% to designate three directors; (c) 9% to designate two directors; and (d) 4.6% to designate one director. Such percentages, in each case, are to be determined based on our fully diluted common stock subject to certain exclusions of common stock or other securities that may be issued in the future.

THE BOARD RECOMMENDS A VOTE “FOR” EACH OF THE TEN NOMINEES

Information about the Board of Directors and Committees

Director Independence.   The Board adopted Director Independence Guidelines as a basis for determining that individual directors are independent under the standards of the Nasdaq Stock Market. This determination, to be made annually, helps assure the quality of the Board’s oversight of management and reduces the possibility of damaging conflicts of interest. Under these standards, a director will not qualify as independent if:

(1)         The director has been employed by the Company at any time within the past three years;

(2)         The director has an immediate family member who has been employed as an executive officer of the Company at any time within the past three years;

(3)         The director or an immediate family member of the director has received in excess of $100,000 during any period of twelve months within the past three years other than for Board or Board Committee service, payments arising from investments in the Company’s securities or, in the case of the family member, as compensation for employment other than as an executive officer;

(4)         The director or an immediate family member of the director is a partner, controlling shareholder or executive officer of an organization which made payments to, or received payments from, the Company in the current or in any of the past three years that exceed the greater of 5% of the recipient’s consolidated gross revenues or $200,000;

(5)         The director or an immediate family member of the director is employed as an executive officer of another entity where at any time during the past three years any of the executive officers of the Company served on the compensation committee of such other entity; or

(6)         The director or an immediate family member of the director is a current partner of the Company’s outside auditor, or was a partner or employee of the Company’s outside auditor who worked on the Company’s audit at any time during any of the past three years.

In applying these standards, the Board determined that each of the nine non-employee directors qualifies as an independent director and none has a business or other relationship which would interfere with the director’s exercise of independent judgment. The non-employee directors are: Peter A. Cohen, Gerald J. Ford, Howard Gittis, Ronald O. Perelman, Michael J. Regan, Barry F. Schwartz, Eric M. Turner, Brian G. Wolfson and Joseph R. Wright, Jr. The full text of the Board’s Director Independence Guidelines can be accessed through the Corporate Governance link on our website at www.scientificgames.com.

Code of Ethics.   The Board of Directors adopted a Code of Business Conduct and Ethics that applies to all of our officers, directors and employees. The Code sets forth fundamental principles of integrity and business ethics and is intended to ensure ethical decision making in the conduct of professional responsibilities. Among the areas addressed by the Code are standards concerning conflicts of interest, confidential information and compliance with laws, regulations and policies. The full text of the Code can be accessed through the Corporate Governance link on our website at www.scientificgames.com.

Corporate Governance Guidelines.   The Board of Directors adopted Corporate Governance Guidelines that outline the structure, role and functioning of the Board and address various governance matters including director independence, the Board selection process, length of Board service, Board meetings and executive sessions of independent directors, Board and Committee performance evaluations and management succession planning. The full text of the Guidelines can be accessed through the Corporate Governance link on our website at www.scientificgames.com.

Lead Director Role.   The Board has designated Mr. Cohen, who serves as Vice Chairman of the Board and as Chairman of the Executive and Finance Committee of the Board, as the lead director to preside over executive sessions of the independent directors. The responsibilities of the lead director include facilitating communication between the independent directors and the Chairman and coordinating the activities of the independent directors. Mr. Cohen also provides assistance to the Board and the Committees of the Board in their evaluations of management’s performance and he carries out other duties that the Board assigns to him from time to time in areas of governance and oversight.

Board Meetings.   The Board of Directors held a total of ten meetings during 2006 including three executive sessions at which no members of management were present. All directors attended at least 75% of the total number of meetings of the Board and Committees of the Board on which they served during 2006.

Board Committees.   The Board of Directors has five Committees: the Audit Committee, the Compensation Committee, the Compliance Committee, the Executive and Finance Committee and the Nominating and Corporate Governance Committee. All Committees are comprised solely of independent directors with the exception of the Executive and Finance Committee. The Board has approved charters for every Board Committee which can be accessed through the Corporate Governance link on our website at www.scientificgames.com. The current membership for each Committee is as follows:

Audit Committee	Compensation Committee	Compliance Committee	Executive and Finance Committee	Nominating and Corporate Governance Committee
Michael J. Regan (Chair)	Howard Gittis (Chair)	Barry F. Schwartz (Chair)	Peter A. Cohen (Chair)	Joseph R. Wright, Jr. (Chair)
Barry F. Schwartz	Eric M. Turner	Gerald J. Ford	Ronald O. Perelman	Howard Gittis
Brian G. Wolfson	Joseph R. Wright, Jr.	Eric M. Turner	A. Lorne Weil	Gerald J. Ford

Audit Committee.   The Audit Committee is responsible for hiring the Company’s independent auditor and for overseeing the accounting, auditing and financial reporting processes of the Company. In the course of performing its functions, the Audit Committee reviews, with management and the independent auditor, the Company’s internal accounting controls, the annual financial statements, the report and recommendations of the independent auditor, the scope of the audit, and the qualifications and independence of the auditor. The Board has determined that each member of the Audit Committee is independent under the listing standards of the Nasdaq Stock Market and that Mr. Regan qualifies as an

“audit committee financial expert” under the rules of the Securities and Exchange Commission (SEC). The Audit Committee held thirteen meetings during 2006.

Compensation Committee.   The Compensation Committee sets the compensation of the Chief Executive Officer and other senior executives of the Company, administers the equity incentive plans and executive compensation programs of the Company, determines eligibility for, and awards under, such plans and programs, and makes recommendations to the Board with regard to the adoption of new employee benefit plans and equity incentive plans and with respect to the compensation program for non-employee directors. The Board has determined that each member of the Compensation Committee is independent under the listing standards of the Nasdaq Stock Market. The Compensation Committee held six meetings during 2006.

Compliance Committee.   The Compliance Committee is responsible for providing oversight and guidance to the Company’s compliance program with respect to compliance with laws and regulations applicable to the business of the Company, including gaming laws, and with respect to compliance with the Code of Conduct by employees, officers, directors and other representatives of the Company. The Board has determined that each member of the Compliance Committee is independent under the listing standards of the Nasdaq Stock Market. The Compliance Committee held seventeen meetings during 2006.

Executive and Finance Committee.   The Executive and Finance Committee has broad authority to act on behalf of the Board in the management of the business and affairs of the Company between regular meetings of the Board and assists the Board in implementing Board policy decisions. The Executive and Finance Committee did not hold meetings during 2006.

Nominating and Corporate Governance Committee.   The Nominating and Corporate Governance Committee is responsible for identifying individuals who are qualified to become directors, recommending nominees for membership on the Board and on committees of the Board, reviewing and recommending corporate governance principles, procedures and practices and overseeing the annual self-assessment of the Board and its committees. The Board has determined that each member of the Committee is independent under the listing standards of the Nasdaq Stock Market. The Committee held five meetings during 2006.

The Nominating and Corporate Governance Committee does not have a set of minimum, specific qualifications that must be met by a candidate for director and will consider individuals suggested as candidates by stockholders. A stockholder wishing to propose a nominee for director should submit a recommendation in writing to the Company’s Secretary at least 120 days before the mailing date for proxy material applicable to the annual meeting for which such nomination is proposed for submission, indicating the nominee’s qualifications and other relevant biographical information and providing confirmation of the nominee’s consent to serve as a director. The Committee will review the candidate’s background, experience and abilities, and the contributions the candidate can be expected to make to the collective functioning of the Board and the needs of the Board at the time. In prior years, candidates have been identified through recommendations made by directors, the Chief Executive Officer and other third parties. The Committee anticipates that it would use these sources as well as stockholder recommendations to identify candidates in the future.

Stockholder Communications with Directors.   Stockholders may communicate with the Board of Directors or an individual director by sending a letter to the Board or to a director’s attention care of the Secretary of the Company at Scientific Games Corporation, 750 Lexington Avenue, 25th Floor, New York, New York, 10022. The Secretary will open, log and deliver all such correspondence (other than advertisements, solicitations or communications that contain offensive or abusive content) to directors on a periodic basis, generally in advance of each Board meeting.

Attendance at Stockholders’ Meetings.   The Company encourages directors to attend the annual stockholders’ meeting. Last year, eight of the ten directors on the Board attended the annual meeting.

Directors’ Compensation

The compensation program for non-employee directors consists of cash retainers, meeting fees and stock awards. Directors receive annual retainers of $50,000, meeting fees of $2,000 for each Board and Committee meeting attended and awards of restricted stock units at the beginning of each year having a grant date value of $110,000 and a five-year vesting schedule (provided the director satisfied the Board’s attendance requirements discussed below). Directors who chair a Committee receive additional annual retainers in the amount of $10,000 except that the Audit Committee Chair receives $20,000; and the Vice Chairman of the Board receives an additional retainer of $250,000 (which includes the retainer for his service as Chair of the Executive and Finance Committee). New directors receive stock options for 50,000 shares upon joining the Board which have a five-year vesting schedule and an exercise price equal to the fair market value of our common stock at the time of grant. Mr. Weil, the only director who is employed by the Company, does not receive any additional compensation for his services as a director.

The Board imposes a minimum meeting attendance requirement in connection with the annual awards of restricted stock units such that only directors who have attended at least 75% of the total number of meetings held by the Board and Committees on which they served in the prior year are eligible to receive an award, except that a new director with less than six months of service in the prior year is not subject to such threshold with respect to the first grant made after becoming a director. All directors satisfied the attendance requirements applicable for the 2006 awards.

Directors can elect to defer their cash compensation into a non-qualified deferred compensation plan throughout their tenure on the Board or for certain specified deferral periods. The amounts deferred under the plan are measured by investment options that the participants may select from a variety of mutual funds of various investment categories offered under the plan. The plan for director deferrals is operated in conjunction with the deferred compensation plan for executives discussed below. The Company does not guarantee any minimum return on investments and participants receive their deferrals and related earnings following the end of the specified deferral period or earlier if they leave the Board.

The table below shows the compensation paid to non-employee directors for 2006.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	All Other Compensation ($)	Total ($)
Peter A. Cohen	320,000	406,946	137,169	—	864,115
Gerald J. Ford	110,000	21,799	143,371	—	275,170
Howard Gittis	100,000	41,800	66,664	—	208,464
Ronald O. Perelman	70,000	41,800	66,664	—	178,464
Michael J. Regan	98,333	—	112,986	—	211,319
Barry F. Schwartz	136,000	41,800	66,664	—	244,464
Eric M. Turner	114,000	41,800	32,673	—	188,473
Brian G. Wolfson	88,000	41,800	69,138	—	198,938
Joseph R. Wright, Jr.	109,333	31,803	143,795	—	284,931

(1)             Reflects cash retainers and meeting fees earned by directors for services provided during 2006.

(2)             Reflects the compensation cost recognized by us for financial statement reporting purposes in 2006 for grants of restricted stock awarded to directors in 2006 and prior years, disregarding an estimate of forfeitures related to service-based vesting conditions. The cost was computed in accordance with Statement of Financial Accounting Standards No. 123R which is based on the fair value of the award at the time of grant. The fair value for the awards was determined by multiplying the number of shares subject to the award by the average of the high and low sales prices of our common stock on the trading day immediately prior to the grant date.

(3)             Reflects the compensation cost recognized by us for financial statement reporting purposes in 2006 for grants of stock options awarded to directors in 2006 and prior years, disregarding an estimate of forfeitures related to service-based vesting conditions.

The cost was computed in accordance with Statement of Financial Accounting Standards No. 123R which is based on the fair value of the award at the time of grant using a Black-Scholes option pricing model. For a discussion of valuation assumptions, see Note 13 to our consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2006.

The table below shows the aggregate number of stock options and restricted stock held by non-employee directors as of December 31, 2006.

Name	Stock Options (in shares)	Restricted Stock (in shares)
Peter A. Cohen	100,000	72,430
Gerald J. Ford	50,000	4,003
Howard Gittis	50,000	5,430
Ronald O. Perelman	50,000	5,430
Michael J. Regan	50,000	—
Barry F. Schwartz	50,000	5,430
Eric M. Turner	10,000	5,430
Brian G. Wolfson	12,500	5,430
Joseph R. Wright, Jr.	50,000	4,837

The stock options shown above reflect the outstanding balance of options granted under the directors’ compensation program over the last six years. The restricted stock awards reflect the unvested balance of awards granted over the last three years. All stock options were awarded with a 10-year term and an exercise price equal to the market value of our common stock on the date of grant. The grants for 2006, which are reflected in the table above, consisted of: (a) formula awards of 4,003 restricted stock units granted to directors on the first business day of the year having a fair value at grant of $109,982; (b) a special award for 67,000 restricted stock units granted to Mr. Cohen on the first business day of the year in connection with his responsibilities as Vice Chairman of the Board having a fair value at grant of $1,840,825; and (c) a stock option granted for 50,000 shares to Mr. Regan upon his joining the Board in February 2006 having a fair value at grant of $662,740. These awards have a five-year vesting schedule, with one-fifth vesting on each of the first five anniversaries of the date of grant, and the compensation cost will be expensed over the vesting period.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our officers and directors, and persons who beneficially own more than ten percent of our common stock, to file initial reports of ownership and reports of changes in their ownership with the SEC. Based on a review of the copies of the reports that our directors, officers and ten percent holders filed with the SEC and on the representations made by such persons, we believe all applicable filing requirements were met during fiscal 2006.

Security Ownership

The following table sets forth certain information as of March 31, 2007 as to the security ownership of each person known to us to be the beneficial owner of more than five percent of the outstanding shares of our common stock, each of our directors, each of our named executive officers, and all of our directors and executive officers as a group. Except as otherwise indicated, the stockholders listed in the table below have sole voting and investment power with respect to the shares indicated.

	Shares of Common Stock
Name	Number(1)		Percent(1)
MacAndrews & Forbes Holdings Inc.	25,915,089	(2)	28.03%
35 East 62nd Street New York, NY 10021
RS Investment Management Co. LLC	6,429,919	(3)	6.95%
388 Market Street San Francisco, CA 94111
A. Lorne Weil	2,354,215	(4)	2.50%
Peter A. Cohen	1,071,871	(5)	1.16%
Gerald J. Ford	113,300		*
Howard Gittis	51,332		*
Ronald O. Perelman	25,956,421	(6)	28.06%
Michael J. Regan	10,000		*
Barry F. Schwartz	46,332		*
Eric M. Turner	2,927		*
Brian G. Wolfson	9,378		*
Joseph R. Wright, Jr.	27,051		*
DeWayne E. Laird	41,483		*
Michael R. Chambrello	131,659		*
Ira H. Raphaelson	52,591		*
Cliff O. Bickell(7)	—		—
Martin E. Schloss(7)	6,667		*
All directors and executive officers as a group (consisting of 19 persons)	30,175,805	(8)	31.76%

*                      Represents less than 1% of the outstanding shares of common stock.

(1)                In accordance with SEC rules, this column includes shares that a person has a right to acquire within 60 days of March 31, 2007 through the exercise or conversion of stock options, restricted stock units or other securities. Such securities are deemed to be outstanding for the purpose of calculating the percentage of outstanding securities owned by such person but are not deemed to be outstanding for the purpose of calculating the percentage owned by any other person.  The securities reported for the directors and named executive officers listed in the table above include shares subject to the following awards as to which the equivalent number of underlying shares may be acquired through exercise or conversion within 60 days of March 31, 2007:

Mr. Weil, 1,897,000 options; Mr. Cohen, 62,500 options; Mr. Ford, 12,500 options; Mr. Gittis, 37,500 options; Mr. Perelman, 37,500 options; Mr. Regan, 10,000 options; Mr. Schwartz, 37,500 options; Mr. Turner, 1,500 options; Mr. Wright, 25,000 options; Mr. Laird, 27,400 options and 12,000 restricted stock units; Mr. Chambrello, 108,400 options; and Mr. Raphaelson, 40,000 options.

(2)                Consists of 25,915,089 shares held by SGMS Acquisition Corporation, a holding company owned by MacAndrews & Forbes Holdings Inc., whose chairman, chief executive officer and sole stockholder is Mr. Perelman, with respect to which 22,687,500 of the shares are subject to pledge agreements. A Schedule 13D was jointly filed with the SEC by SGMS Acquisition Corporation and MacAndrews & Forbes Holdings Inc. on November 26, 2003, and amended, most recently, on February 16, 2007.

(3)                Based on a Schedule 13G jointly filed with the SEC on February 9, 2007 by RS Investment Management Co. LLC, a registered investment adviser, and its parent companies, Guardian Investor Services LLC, a registered investment adviser, and Guardian Life Insurance Company of America, a life insurance company.

(4)                Includes 214,505 shares held for Mr. Weil’s deferred compensation account by a grantor trust established in connection with the Company’s deferred compensation plan and 125,600 shares subject to a pledge agreement. Mr. Weil’s reported holdings do not include 757,299 shares held in family trusts for which he does not serve as trustee and disclaims beneficial ownership.

(5)                Includes 5,900 shares held by members of Mr. Cohen’s immediate family, 750,000 shares held by Ramius Securities, LLC and 129,500 shares held by third party accounts managed by Ramius Securities, LLC. Mr. Cohen is one of three managing members of C4S & Co., LLC, the sole managing member of Ramius Capital Group, LLC, which is the parent company of Ramius Securities, LLC. Accordingly, Mr. Cohen may be deemed to beneficially own all of the securities held by Ramius Securities, LLC and the third party accounts. Mr. Cohen disclaims beneficial ownership of such securities.

(6)                Includes the 25,915,089 shares reported in footnote 2 above which may be deemed to be beneficially owned by Mr. Perelman, the chairman, chief executive officer and sole stockholder of MacAndrews & Forbes Holdings Inc. Mr. Perelman’s address is 35 East 62nd Street, New York, NY 10021.

(7)                Messrs. Bickell and Schloss were among the “named executive officers” for 2006 but are no longer executive officers.

(8)                Includes 2,544,284 shares issuable upon exercise of stock options and 16,000 issuable upon vesting of restricted stock units.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Oversight of Executive Compensation Program

Scientific Games’ executive compensation program is administered by the Compensation Committee of the Board of Directors, which is referred to in this section as the “Committee.’’ The Committee is responsible for determining the compensation of the Company’s Chief Executive Officer and other executive officers of the Company and for overseeing the Company’s executive compensation and benefits programs.

The Committee has the sole authority to select and/or retain outside counsel, compensation and benefits consultants, or any other consultants to provide independent advice and assistance in connection with the execution of its responsibilities. The Committee periodically retains an outside consulting firm to assist in the evaluation of Scientific Games’ executive compensation program. Mercer Human Resource Consulting currently advises the Committee on a variety of compensation issues, including executive pay trends and the competitive standing of the executive compensation program. The Committee works directly with our Chief Human Resources Officer on the compensation program and receives recommendations from the Chief Executive Officer on compensation for other executive officers.

There are currently ten executive officers of Scientific Games and these individuals have a broad array of responsibilities and authority in the Company. The six individuals identified in the Summary Compensation Table below, including the Chief Executive Officer and the Chief Financial Officer, are collectively referred to in this Proxy Statement as the “named executive officers.”

Compensation Objectives

The objectives of the executive compensation program are to attract and retain executive talent, to foster excellent performance by executives whose contributions drive the success of the Company and to create value for shareholders. The program is structured to provide a compensation package that pays better than the market median for superior performance, that offers rewards to executives based on Company and individual performance and that aligns the interests of management and stockholders through incentives that encourage annual and long-term results.

Components of Compensation Program

The principal components of the Company’s compensation program consist of base salaries, annual performance-based bonuses and long-term equity awards.

The Committee reviews the compensation of the Company’s executives on an annual basis, taking into account such factors as competitive compensation levels, the executive’s responsibilities, experience and contributions and the Company’s performance. The Committee believes that a substantial portion of executive officer compensation should be tied to short-term and long-term Company performance. The Committee periodically reviews the Company’s overall executive compensation program against competitive practices and trends with the assistance of an outside compensation consultant, and reviews and analyzes marketplace data provided by such consultant for comparable companies. A significant percentage of executive compensation is designed to be performance-based, and varies from year to year based on corporate and individual performance.

Base Salary

The salary levels of the Company’s executive officers are reviewed on an annual basis to ensure that they are appropriate in comparison to peers in the competitive marketplace and in light of each individual’s responsibilities, contributions and performance. Executives are eligible for merit increases to base salary at the time of promotion or other increase in responsibilities and in recognition of individual performance.

The Committee approved salary increases for executive officers in 2006 following a review of executive officer performance and in order to improve the alignment of the compensation levels of certain executive officers to those of their peers. In addition, during the third quarter of 2006, the Committee approved a salary increase for Mr. Weil in connection with his new employment agreement and for various other executive officers whose housing and transportation allowances were being eliminated. The salary increases for 2006 were as follows:

Executive	Salary Increases	Effective Date	New Salary Rate
Mr. Weil	$500,000	01/01/2006	$1,500,000
Mr. Laird	169,000	01/01/2006	522,000
Mr. Bickell	75,000	01/01/2006	450,000
Mr. Bickell	15,000	08/01/2006	465,000
Mr. Chambrello	105,000	01/01/2006	855,000
Mr. Raphaelson	90,000	02/01/2006	540,000

As noted above, the increase for Mr. Weil was approved as part of his new employment agreement, which, among other things, extended the term of his employment for an additional two years to December 31, 2009, the increases for Messrs. Laird and Bickell were part of merit increases they received and include amounts provided in connection with the elimination of their housing and transportation allowances and the increases for Messrs. Chambrello and Raphaelson were approved as part of amendments to their contracts which eliminated their housing and transportation allowances. The salary increases shown for Messrs. Weil, Laird and Chambrello for 2006 also include the amount of the inflation adjustments they received at the beginning of 2006 in accordance with the terms of their employment agreements.

Increases for 2007 were also approved for executive officers. Mr. Laird’s salary was increased to $625,000, Mr. Raphaelson’s salary was increased to $590,000, and each of Messrs. Weil and Chambrello received an inflation adjustment in accordance with the terms of their employment agreements of approximately 3.31%.

Annual Incentives

The Company’s executive officers are eligible to receive annual cash bonuses under the Company’s management incentive compensation program (MICP) which provides bonus opportunities based on the Company’s overall performance relative to financial targets approved for a given fiscal year, the financial performance of individual business units of the Company for executives directly involved with the operation of those units, and an assessment of the executive’s performance and contribution relative to individual goals and objectives including factors not quantitatively measurable by financial results. If the financial performance targets are met or exceeded, participants are eligible to receive cash bonuses based on a pre-established target percentage of their base salaries which, for senior executives, ranges from a target percentage of 50% of base salary to 100% of base salary. Actual payments for these executives can vary from 0% up to 200% of the target bonus amount based on Company and individual performance.

The named executive officers had the following bonus opportunities under the MICP for 2006:

Executive	Target Bonus Opportunity (as a % of Base Salary)	Maximum Bonus Opportunity (as a % of Base Salary)
Mr. Weil	100.0%	200.0%
Mr. Chambrello	75.0%	150.0%
Mr. Laird	66.7%	133.4%
Mr. Raphaelson	66.7%	133.4%

The bonuses for Messrs. Bickell and Schloss, who entered into separation agreements with us during 2006, as discussed below, were determined in accordance with the terms of those agreements, with Mr. Bickell having the opportunity to earn $150,000 as a 2006 bonus, representing approximately 33.3% of his base salary. Mr. Schloss’s agreement provided that he would receive $300,000, representing his full target bonus amount for 2006, in lieu of receiving any bonus under the MICP.

The target bonus amounts for the Chief Executive Officer and the Chief Operating Officer are determined based on attainment of financial performance targets set for the year subject to the Committee adjusting an award based on individual performance or other factors and the target bonus amounts for other participants include an individual performance component which comprises one-third of their target award opportunity (though, the threshold financial target for the year must be met for participants to be eligible to receive an amount for individual performance). The financial performance component of awards for business unit executives is weighted one-half for corporate consolidated performance and one-half for business unit performance. If the threshold financial target set for the year is met, participants are eligible to receive one-half of the financial component of their target bonus and the full individual component of their target bonus.

For 2006, the financial performance of the Company and its business units were principally measured by the attainment of EBITDA targets established for the year. EBITDA was defined as net income plus income tax expense, interest expense, and depreciation and amortization expenses, net of other income and stock compensation expenses. The EBITDA targets set at the beginning of the year for corporate financial performance were $221.5 million as the threshold level and $240.0 million as the target level. After the acquisition of EssNet AB in March 2006 and Global Draw Limited in April 2006, the targets for 2006 were increased to $255.4 million for threshold and $276.6 million for target; and the Committee set a threshold level for the second six months of 2006 in the amount of $138.5 million. The results were $262.8 million for the year, which exceeded the threshold (and the original target), and $124.1 million for the second six months, which was below the threshold. The results for the year represented 67.4% of the target level of performance (50% for threshold and 17.4% for achievement in excess of threshold).

In awarding bonuses for the year, the Committee considered the achievement by the Company and business units of the financial performance targets set for the year as well as various other accomplishments relating to business development, operating performance and industry competitiveness and progress achieved during the year towards long-term objectives. During 2006, revenues increased by 14%, we completed several important acquisitions, including the acquisitions of EssNet and Global Draw in the first half of 2006 and Games Media in the second half, margins improved in our racing business, we had contract wins in our printed products, lottery systems and diversified gaming business units, including winning the instant contract award for the New York State Lottery, the largest lottery in the U.S. In addition, during 2006, we underwent a company-wide restructuring and cost-savings initiative for which we recorded employee termination costs of approximately $13.5 million. Although these termination costs impacted our EBITDA results for the year, the restructuring is expected to result in annual long term savings and margin improvements.

The Committee approved bonuses for 2006 based on achievement of 67.4% of the corporate financial performance target for the year and based on individual performance in amounts ranging from 85% to 100% of the individual component of the awards including authorizing awards for the Chief Executive Officer and the Chief Operating Officer in the same weighting applicable to awards for other participants (2/3 weighted for financial performance and 1/3 for individual performance) as shown below:

Executive	Annual Incentive Award	Award as a % of Target Bonus	Award as a % of Salary
Mr. Weil	$1,173,837	78%	78%
Mr. Chambrello	469,785	73%	55%
Mr. Laird	260,872	75%	50%
Mr. Raphaelson	247,379	75%	50%

In addition, Mr. Bickell, who had the opportunity to receive $150,000 under the terms of his separation agreement, received $133,667, representing 67.4% payout for the corporate component and 100% for the business unit and individual components.

Long-Term Incentive Compensation

The Company’s executive officers receive long-term incentive awards, such as stock options and restricted stock units (RSUs), under the shareholder approved 2003 Incentive Compensation Plan that link their compensation with the long-term performance of the Company, align their interests with stockholders and encourage career service. Each year, executives have the opportunity to receive equity awards based on a formula approved by the Committee. The formula awards approved by the Committee at the end of 2005 with respect to the 2006 year equated to a number of shares equal to approximately 15% of the executives’ target cash bonus for the upcoming fiscal year, subject to adjustment based on an evaluation of management, with one-half of the award issued in stock options and one-half in RSUs (based on a three to one ratio of one RSU for every three options). For example, Mr. Weil, who has a target bonus opportunity equal to 100% of his base salary, received a number of options equal to 7.5% of his base salary and a number of RSUs equal to 2.5% of his base salary; and such awards were determined to have an aggregate grant date fair value (calculated under SFAS 123R for financial statement reporting purposes) equal to approximately 155% of his base salary. The awards vest over a period of five years subject, in the case of the RSUs granted to Mr. Weil and the next six highest paid executive officers, to satisfaction of the minimum EBITDA target for 2006.

In 2006, with the input of Mercer, the Committee approved a change in the formula for determining the annual equity grants, moving from a share-based approach to a value-based approach under which the number of shares to be issued will be calculated based on the aggregate value of the participant’s pre-established target equity award opportunity. This approach provides us with a greater means of controlling expenses as they relate to the equity award program, will assist in our budgeting process and will provide an improved framework for assessing overall compensation levels. The Committee established target equity award opportunities under this new approach (beginning with the 2007 year) for executives and other participants based on a percentage of the participants’ base salary and their target opportunity under the annual incentive plan as shown below for the named executive officers (other than Messrs. Bickell and Schloss whose employment terms expired at year-end):

Executive	Target Bonus Opportunity (Value as a % of Salary)	Equity Award Opportunity (Value as a % of Salary)
Mr. Weil	100.0%	155%
Mr. Chambrello	75.0%	120%
Mr. Laird	66.7%	95%
Mr. Raphaelson	66.7%	95%

Under this approach, participants have the opportunity to receive a number of shares having an aggregate value equal to the amount of their target opportunity subject to adjustment based on an evaluation of corporate and individual performance. One-half of the value of the formula awards will be granted in stock options and one-half in RSUs based on the fair value of the awards at the time of grant calculated under SFAS 123R for financial statement reporting purposes. The awards will vest over a period of five years subject, in the case of the RSUs granted to the executive group, to satisfaction of minimum financial performance criteria.

There were no regular or formula equity awards granted during 2006, as the Committee approved a change in the timing for the annual awards from December (last award made in December 2005) to February, to coincide with the timing for the approval of bonus awards under the MICP and the determination of performance for the prior fiscal year. However, special or non-recurring awards were approved during 2006 in connection with new employment agreements with two executive officers, the restructuring of Mr. Chambrello’s inducement stock options and as special grants as shown below:

Executive	Date of Grant	Equity Awards	Vesting Schedule
Mr. Weil	09/07/2006	235,000 RSUs	3.3 years
Mr. Laird	05/03/2006	60,000 RSUs	5.0 years
Mr. Chambrello	03/03/2006	166,667 RSUs	4.3 years
Mr. Raphaelson	02/01/2006	200,000 options and 95,795 RSUs	5.0 years
Mr. Bickell	02/23/2006	50,000 options and 50,000 RSUs	5.0 years

Mr. Weil received the 235,000 RSUs as a sign-on bonus under the terms of his new employment agreement which also provides for him to receive an additional grant of RSUs on June 30, 2007 in a number equal to $8 million divided by the average closing price of our stock for the 30-day period prior to grant. The awards vest in equal increments beginning on December 31 following the date of grant and each subsequent December 31 through the end of the term of his employment agreement on December 31, 2009 but the awards are subject to a deferral agreement such that vested units are not expected to be issued or delivered to Mr. Weil until six months after his employment terminates.

The awards shown for Messrs. Laird and Bickell were part of special grants approved for them by the Committee and the awards shown for Mr. Raphaelson were awarded as new hire grants under the terms of his employment agreement pursuant to which he joined the Company as Vice President and General Counsel on February 1, 2006. A portion of the awards granted to Mr. Bickell, who left the Company at the end of 2006, was accelerated and the remainder was cancelled under the terms of his separation agreement as discussed below in the sections titled “Summary Compensation Table” and “Employment and Separation Agreements.”

Mr. Chambrello received the 166,667 RSUs shown above in connection with the restructuring of his inducement stock option grant for 1,000,000 shares which he received upon joining the Company as President and Chief Operating Officer on July 1, 2005 with a three-year vesting schedule. The Committee approved the restructuring of his inducement option, as well as an inducement option granted with similar terms to another executive new hire for 375,000 shares, to conform their equity incentives to the mix of incentives approved for participants under the new long-term incentive program, which was implemented in December 2005, and to reduce the number of shares issued as equity incentives. The number of RSUs issued as a replacement grant was determined based on a three to one ratio of one RSU issued for every three surrendered options, with the RSUs vesting over the five-year period beginning from the inducement option grant date (Mr. Chambrello’s date of hire), subject to achievement of minimum financial performance targets for 2006 (in any of the following measures: revenue of $791.9 million, EBITDA of $203.4 million and SG&A expenses maximum of $86.8 million). The vesting schedule for the remaining option was also extended from three years to five years as part of the restructuring such that the shares covered by the original award and by the replacement award would vest on the same dates.

In February 2007, the Committee determined that the minimum 2006 financial targets established for Mr. Chambrello’s RSU replacement award and for the formula awards of RSUs granted in December 2005 to Messrs. Weil, Laird, Chambrello and other executive officers had been achieved resulting in the immediate vesting of the first installment of these awards.

The value of the awards granted to the named executive officers in 2006 is shown in the “Grants of Plan-Based Awards” table below. The 2006 expense associated with awards granted to the named executive officers in 2006 and prior years is shown in the “Summary Compensation Table” below.

Supplemental Executive Retirement Plan

As part of the Committee’s continuing review of executive compensation and benefits, the Committee decided to discontinue the Company’s Supplemental Executive Retirement Plan (SERP) as of the end of 2005. Benefit accruals for the SERP’s four participants were frozen at amounts calculated at the end of 2005. These amounts are fully vested and will be credited for interest at a rate of 4% per annum, compounded annually, from the period from December 31, 2005 through distribution. The lump sum values at the end of 2006 for the named executives who participated in the SERP were as follows:

Executive	Lump Sum Value of Residual SERP Benefit
Mr. Weil	$10.25 million
Mr. Laird	2.78 million
Mr. Schloss	3.94 million

Additional information regarding the SERP and the amounts credited during 2006 is shown in the section below titled “Supplemental Executive Retirement Plan.”

Retirement Plans

Executive officers participate in our 401(k) retirement plan under the same rules that apply to other employees. In 2007, we consolidated our 401(k) plans into a single plan under which eligible employees of our U.S. subsidiaries may elect to defer a percentage of their compensation each year subject to plan limits and caps imposed by the IRS (maximum contributions of $15,500 for 2007). The Company makes matching contributions of 50 cents on the dollar for the first 6% of participant contributions (for a match of up to 3% of eligible compensation).

We also have a non-qualified deferred compensation plan that enables executive officers and other eligible employees to defer receipt of up to 50% of their base salary and up to 100% of their cash bonus under the MICP during their employment or for certain specified minimum deferral periods. Non-employee directors may also defer their director fees and other cash compensation payable for director services under this plan. The Company does not make any matching or profit share contributions under this plan. Accounts are maintained for participants, who elect to have their deferrals mirror the performance of investment options that we may offer from time to time. Although we have established a rabbi trust to assist us in meeting our obligations under the plan, account balances under the plan are unsecured under rules of the IRS and remain part of the Company’s general assets until distributed to the participants. The value of participant deferrals is based solely on the performance of the investment options that they select. The Company does not guarantee any minimum return on those investments.

Additional information regarding the non-qualified deferred compensation plan and the amounts contributed by the named executive officers is shown in the section below titled “Non-Qualified Deferred Compensation.”

Benchmarking

The Committee annually reviews competitive compensation data for companies in two peer groups. The first peer group is composed of companies that are involved in the gaming industry and the second group is composed of technology companies, which we view as requiring similar management skills as the gaming industry.

The companies included in these peer groups in 2006 were as follows:

•       Gaming Companies:  Bally Technologies, Inc.; GTECH Holdings Corporation; International Game Technology; Multimedia Games, Inc.; Pollard Banknote Limited; Progressive Gaming International Corporation; and WMS Industries Inc.

•       Technology Companies: Affiliated Computer Services, Inc.; Benchmark Electronics, Inc.; CTS Corporation; Cubic Corporation; EDO Corporation; Engineered Support Systems, Inc.; Methode Electronics, Inc.; MTS Systems Corporation; National Instruments Corporation; Paxar Corporation; Perot Systems Corporation; Plexus Corp.; SRA International, Inc.; Tetra Tech, Inc.; and Trimble Navigation Limited.

Additionally, as a supplement to these disclosures, the Committee considers compensation survey data from a variety of publishers.

The benchmarking of the companies in these peer groups was conducted by Mercer and included marketplace data for base salary, annual incentives and long-term incentives for executive employees. The Committee considered the compensation levels for the chief executive officers in these groups in the context of establishing the components of Mr. Weil’s compensation under a new employment agreement that was executed in August 2006. The Committee also considered the compensation levels for executive employees in these groups in determining the equity award opportunities for our executives under the new guidelines adopted by the Committee in December 2006.

Equity Grant Practices

The Committee generally grants equity awards, including stock options and restricted stock units, at regularly scheduled meetings which are normally set in the prior year. The exercise price for option grants is determined by calculating the average of the high and low sales prices of our common stock on the trading day immediately prior to the grant date. An award that is approved for a new hire would not be deemed granted until the date the employee begins employment. As an administrative convenience, the Committee has delegated to the Chief Executive Officer and to the Chief Operating Officer the authority to grant awards to new hires and other employees who are not executive officers in between Committee meetings, within designated award levels, subject to reporting to the Committee at the Committee’s next scheduled meeting.

Employment Agreements

We have entered into employment agreements with our executive officers. The contracts specify duties and minimum compensation commitments. The contracts also provide for severance benefits in certain circumstances and impose restrictive covenants, which relate to, among other things, confidentiality and competition. The Committee determined that the contracts are appropriate for the senior group of executives. The contracts provide varying benefit levels based on the executive’s responsibilities, and the agreements serve as a retention device for executives who meet these requirements. For further details about the agreements with the named executive officers, see the section titled “Employment and Separation Agreements” after the Compensation Discussion and Analysis.

Factors Affecting Compensation

Tax Deductibility of Executive Compensation

In implementing the Company’s compensation programs, the Committee’s general policy is to consider any significant effects of Section 162(m) of the Internal Revenue Code which limits a public company’s tax deduction for certain compensation in excess of $1 million paid to the chief executive officer and the four other most highly compensated executive officers serving at the end of the year. The Committee has taken steps so that incentive compensation as well as stock options and RSUs granted to senior executive officers will generally qualify as “performance-based” compensation which is excluded from the $1 million deductibility cap imposed under Section 162(m). Some forms of compensation, however, such as salary and RSUs awarded without performance-based vesting conditions do not qualify for tax deductibility in amounts in excess of $1 million per year. While the Committee seeks to take advantage of favorable tax treatment in implementing the Company’s executive compensation programs, the Committee will authorize compensation that does not qualify for tax deductibility if the Committee believes it is necessary or appropriate to give priority to other objectives of the Company. In the case of the RSUs awarded to Mr. Weil as a sign-on bonus under his new contract, as well as the award of additional RSUs for approximately $8 million that he is scheduled to receive in 2007, as to which vesting is not contingent upon attainment of performance-based goals, these awards are subject to a deferral agreement with Mr. Weil which was structured to provide for deferred distribution of vested units until the resulting compensation can be fully deducted by the Company after his employment ends without limitation under 162(m). This deferral agreement is expected to result in Mr. Weil receiving distribution of vested units six months after his employment ends and the compensation being fully deductible by the Company during the year of distribution.

Accounting Considerations

The Committee considers the accounting implications with respect to the executive compensation program including the estimated cost for financial reporting purposes of equity compensation under Statement of Financial Accounting Standards (SFAS) No. 123R,  Share-Based Payments, (SFAS 123R).

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with the Company’s management. Based on that review and discussion, the Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee
Howard Gittis, Chairman
Eric M. Turner
Joseph R. Wright, Jr.

EXECUTIVE COMPENSATION

Summary Compensation Table

The table below shows the compensation of the Chief Executive Officer, the Chief Financial Officer and the three other highest paid executive officers who were serving as executive officers on December 31, 2006 (including Mr. Bickell whose employment term expired at the end of 2006). The table also shows the compensation of Mr. Schloss, who was an executive officer during the first half of 2006. These six individuals are the named executive officers for 2006.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(1)	All Other Compensation ($)(4)	Total ($)
A. Lorne Weil	2006	1,500,000	—	1,898,710	1,846,714	1,173,837	113,865	6,533,126
Chairman and Chief Executive Officer
DeWayne E. Laird	2006	522,000	—	794,976	244,247	260,872	11,000	1,833,095
Vice President and Chief Financial Officer
Michael R. Chambrello	2006	855,000	—	843,409	1,169,341	469,785	6,600	3,344,135
President and Chief Operating Officer
Ira H. Raphaelson(5)	2006	495,000	—	555,714	480,803	247,379	—	1,778,896
Vice President and General Counsel
Cliff O. Bickell(6)	2006	456,058	—	661,529	878,342	133,667	733,144	2,862,740
Vice President and Division President
Martin E. Schloss(7)	2006	450,000	300,000	892,443	959,231	—	833,150	3,434,824
Senior Vice President

(1)              The amounts in the “non-equity incentive plan compensation” column reflect the performance bonuses awarded for 2006 under our management incentive compensation program. The amount in the “bonus” column reflects the payment Mr. Schloss received as a 2006 bonus under the terms of his separation agreement in lieu of receiving a bonus under the management incentive compensation program.

(2)              The amounts in the “stock awards” column reflect the compensation cost recognized by us for financial statement reporting purposes in 2006 for grants of restricted stock awarded to the named executive officers in 2006 and prior years, disregarding an estimate of forfeitures related to service-based vesting conditions. The cost was computed in accordance with Statement of Financial Accounting Standards No. 123R which is based on the fair value of the award at the time of grant. The fair value of the awards was determined by multiplying the number of shares subject to the award by the average of the high and low sales prices of our common stock on the trading day immediately prior to the grant date.

(3)              The amounts in the “option awards” column reflect the compensation cost recognized by us for financial statement reporting purposes in 2006 for grants of stock options awarded to the named executive officers in 2006 and prior years, disregarding an estimate of forfeitures related to service-based vesting conditions. The cost was computed in accordance with Statement of Financial Accounting Standards No. 123R which is based on the fair value of the award at the time of grant using a Black-Scholes option pricing model. For a discussion of valuation assumptions, see Note 13 to our consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2006.

(4)              The amounts indicated as “all other compensation” include the following:

(i)               Employer contributions to 401(k) retirement plan: Mr. Weil, $11,000; Mr. Laird, $11,000; Mr. Chambrello, $6,600; Mr. Bickell, $6,600; and Mr. Schloss, $11,000.

(ii)            Reimbursements for legal services provided to Mr. Weil in connection with his employment agreement, $66,791.

(iii)         Costs attributable to Mr. Weil’s personal travel using fractional ownership aircrafts, $36,074 (calculated based on Company’s out-of-pocket cost for the flights less amounts reimbursed by Mr. Weil at IRS rates for his family members).

(iv)          Amounts received by Mr. Bickell as a transportation allowance, $10,544.

(v)             Amounts payable under separation agreements entered into during 2006: Mr. Bickell, $716,000; and Mr. Schloss, $822,150.

(5)              Mr. Raphaelson became employed on February 1, 2006. The compensation shown above reflects amounts paid to him for a partial year of employment.

(6)              Mr. Bickell was employed as Vice President and President of Printed Products, a division of the Company, through the end of 2006. The amounts shown for him under “stock awards” and “option awards” include the compensation expense recognized by us for financial statement reporting purposes at December 31, 2006 as a result of his receiving an acceleration of the portion of his awards that were scheduled to vest in the following year and the amounts shown for him under “all other compensation” include payments totaling $716,000 that he will receive during 2007 under his separation agreement with us, representing approximately one year of compensation and an amount towards the purchase of health insurance.

(7)              Mr. Schloss was an executive officer during 2006, last serving as Senior Vice President (after holding the position of General Counsel for many years), and left the Company’s employment at the end of 2006. The amounts shown for him under “stock awards” and “option awards” include the compensation expense recognized by us for financial statement reporting purposes at December 31, 2006 as a result of his receiving an acceleration of his awards as of such date and the amounts shown for him under “all other compensation” include payments of $822,150 that he will receive in 2007 under his separation agreement with us, representing approximately one year of compensation and an amount towards the purchase of health insurance.

Grants of Plan-Based Awards for Fiscal Year 2006

The table below provides information regarding the stock options and restricted stock units granted to the named executive officers during 2006.

Name	Grant Date	Compensation Committee Meeting Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards ($)(1)	Estimated Future Payouts Under Equity Incentive Plan Awards ($)(1)	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)(7)	Closing Price on Option Grant Date($)	Grant Date Fair Value of Stock and Option Awards ($)(8)
A. Lorne Weil(2)	09/07/2006	08/02/2006	—	—	235,000	—	—	—	6,786,800
DeWayne E. Laird(3)	05/03/2006	05/03/2006	—	—	60,000	—	—		2,321,400
Michael R. Chambrello(4)	03/03/2006	12/15/2005	—	—	166,667	—	—	—	5,395,011
Ira H. Raphaelson(5)	02/01/2006	12/15/2005	—	—	95,795	—	—	—	3,044,844
Ira H. Raphaelson(5)	02/01/2006	12/15/2005	—	—	—	200,000	31.79	32.02	2,634,980
Cliff O. Bickell(6)	02/23/2006	02/23/2006	—	—	50,000	—	—	—	1,599,250
Cliff O. Bickell(6)	02/23/2006	02/23/2006	—	—	—	50,000	31.99	31.41	662,740

(1)                There were no “incentive plan” awards (non-equity or equity) granted during 2006 which have estimated future payouts. The performance bonuses awarded under our management incentive compensation program were for the 2006 period and are shown in the “Summary Compensation Table” above under the column “non-equity incentive plan compensation.”

(2)                Mr. Weil received this award of restricted stock units as a sign-on bonus under the terms of his new employment agreement which provided for the grant to occur 30 days following the execution of the agreement on August 8, 2006 and for vesting to occur in four equal installments, one-quarter on each of December 31, 2006, 2007, 2008 and 2009 subject to accelerated vesting in certain circumstances. The award is subject to a deferral agreement such that vested units are not expected to be issued or delivered to Mr. Weil until six months after his employment terminates.

(3)                Mr. Laird received this award of restricted stock units as a special grant. The terms include a five-year vesting schedule, with one-fifth vesting on each of the first five anniversaries of the date of grant, subject to accelerated vesting in certain circumstances under his employment agreement.

(4)                Mr. Chambrello received this award of restricted stock units in connection with the restructuring of the new hire inducement stock option for one million shares that he received in July 2005. One-half of the shares covered by the option were cancelled and, in lieu thereof, he received this award for 166,667 units (representing one unit for every three surrendered options) and as to which minimum targets for 2006 were required to be achieved. The targets were achieved resulting in vesting of one-fifth of the units in February 2007. The remaining units are subject to time vesting over a period of four years through July 2010. Although the value of the units shown in the table above under “grant date fair value” represented the fair value on the grant date, there was no incremental cost associated with replacing the options with these RSUs as the fair value of the option on the date of the restructuring exceeded the fair value of the RSUs. On the restructuring date, the inducement stock options were in-the-money by $4.37 per share based on the difference between the exercise price of $27.01 and the closing price of our stock on that date which was $31.38.

(5)                Mr. Raphaelson received these awards of options and restricted stock units upon joining the Company under his employment agreement dated December 15, 2006. The awards vest ratably over five years, one-fifth on each of the first five anniversaries of the date of grant, subject to accelerated vesting in certain circumstances under his employment agreement.

(6)                Mr. Bickell received this award of options and restricted stock units as special grants. The terms include a five-year vesting schedule, with one-fifth vesting on each of the first five anniversaries of the date of grant. The first installment, which had been scheduled to vest in February 2007, was accelerated as of December 31, 2006, his last day of employment, under the terms of his separation agreement. The remaining unvested portion of this award expired on that day.

(7)                The exercise price for these options was set at market which was calculated by determining the average of the high and low sales prices of our common stock on the trading day immediately prior to grant.

(8)                The amounts indicated as the “grant date fair value” for the awards granted during 2006 were computed in accordance with Statement of Financial Accounting Standards No. 123R. In the case of the restricted stock units, the value was calculated by determining the average of the high and low sales prices of our common stock on the trading day immediately prior to grant. In the case of option awards, the value was determined using a Black-Scholes option pricing model. For a discussion of valuation assumptions, see Note 13 to our consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2006. In addition, as noted in footnote 4 above, although the full value of the restricted stock units granted to Mr. Chambrello in 2006 in replacement of shares covered by an option awarded in 2005 is shown, there was no incremental cost attributable to these new RSUs over the original cost of the 500,000 options, as the RSUs had a lower fair value than the options at the time of the restructuring.

Outstanding Equity Awards at Fiscal Year-End

The table below provides information with respect to the stock options and restricted stock units held by the named executive officers as of December 31, 2006.

		Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
A. Lorne Weil	07/08/1999	282,000	114,000	(2)	2.625	07/07/2009	—		—
	12/31/1999	70,000	—		3.50	12/30/2009	—		—
	01/01/2001	127,000	—		2.95	12/31/2010	—		—
	12/14/2001	134,000	—		7.10	12/13/2011	—		—
	10/24/2002	360,000	—		6.62	10/23/2007	—		—
	12/12/2002	119,000	—		6.16	12/11/2012	—		—
	02/28/2003	600,000	—		5.13	02/27/2010	—		—
	06/23/2003	400,000	—		7.96	06/22/2010	—		—
	12/08/2003	90,000	60,000	(3)	15.96	12/07/2013	—		—
	12/09/2004	60,000	90,000	(3)	23.15	12/08/2014	—		—
	12/15/2005	15,000	60,000	(3)	27.68	12/14/2015	25,000	(4)	755,750
	09/07/2006	—	—		—	—	176,250	(5)	5,328,038
DeWayne E. Laird	12/12/2012	5,000	—		6.16	12/11/2012			—
	12/08/2003	9,600	19,200	(3)	15.96	12/07/2013	—		—
	12/09/2003	5,200	15,600	(3)	23.15	12/08/2014	—		—
	01/10/2005	—	20,000	(3)	22.53	01/09/2015	—		—
	12/15/2005	2,600	10,400	(3)	27.68	12/14/2015	4,412	(4)	133,375
	05/03/2006	—	—		—	—	60,000	(6)	1,813,800
Michael R. Chambrello	07/01/2005	100,000	400,000	(3)	27.01	06/30/2015	—		—
	12/15/2005	8,400	33,600	(3)	27.68	12/14/2015	14,063	(4)	425,124
	03/03/2006	—	—		—	—	166,667	(7)	5,038,343
Ira H. Raphaelson	02/01/2006	—	200,000	(3)	31.79	01/31/2016	95,795	(6)	2,895,883
Cliff O. Bickell	12/08/2003	15,600	—		15.96	03/31/2007	—		—
	12/09/2004	5,600	—		23.15	03/31/2007	—		—
	01/10/2005	5,000	—		22.53	03/31/2007	—		—
	12/15/2005	3,800	—		27.68	03/31/2007	—		—
	02/23/2006	10,000	—		31.99	03/31/2007	—		—
Martin E. Schloss	12/12/2002	6,000	—		6.16	03/31/2007	—		—
	12/08/2003	30,600	—		15.96	03/31/2007	—		—
	12/09/2004	20,800	—		23.15	03/31/2007	—		—
	01/10/2005	20,000	—		22.53	03/31/2007	—		—
	12/15/2005	23,000	—		27.68	03/31/2007	—		—

(1)                The value shown was calculated by multiplying the number of restricted stock units by the closing price of our common stock on December 29, 2006 ($30.23).

(2)                This option was awarded with a ten-year vesting schedule. The unvested balance vests in three installments, one-third on each of January 1, 2007, 2008 and 2009.

(3)                These options were each awarded with a five-year vesting schedule, with one-fifth vesting on each of the first five anniversaries of the date of grant.

(4)                These restricted stock units were each awarded with a five-year vesting schedule, subject to satisfaction of minimum performance criteria for 2006. The first installment vested in February 2007 based on attainment of the performance goal and the balance will vest in four installments, one-quarter on each of the second through fifth anniversaries of the date of grant.

(5)                These restricted stock units were part of a grant to Mr. Weil under his new employment agreement. The first installment vested on December 31, 2006 and the remainder vests in three installments, one-third on each of December 31, 2007, 2008 and 2009.

(6)                These restricted stock units were each awarded with a five-year vesting schedule, with one-fifth vesting on each of the first five anniversaries of the date of grant.

(7)                These restricted stock units were awarded to Mr. Chambrello in connection with the restructuring of the inducement stock options that he received upon joining the Company in July 2005. The first installment of these units vested in February 2007 based on attainment of the performance goals for the award and the balance will vest in four installments, one-quarter on each of July 1, 2007, 2008, 2009 and 2010.

Option Exercises and Stock Vested for Fiscal Year 2006

The table below provides information for the named executive officers with respect to stock options exercised and restricted stock unit awards that vested during 2006.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)
A. Lorne Weil	376,000	12,028,395	58,750	(1)	1,788,644	(1)
DeWayne E. Laird	54,150	1,013,159	—		—
Cliff O. Bickell	68,320	1,013,307	12,501	(2)	380,593	(2)
Martin E. Schloss	265,434	7,059,020	32,504	(2)	989,584	(2)

(1)                Reflects vesting on December 31, 2006 of the first installment of the restricted stock units granted to Mr. Weil under his new employment agreement. As noted above, these units are subject to a deferral agreement and will be settled in stock upon the distribution date. See “Restricted Stock Unit Award Deferrals” below.

(2)                Reflects vesting on December 31, 2006 of restricted stock units held by Messrs. Bickell and Schloss as part of the terms of their separation agreements.

Non-Qualified Deferred Compensation

Supplemental Executive Retirement Plan (pre-2006 frozen plan)

The table below provides information for the named executive officers with respect to their benefits under the SERP which was discontinued at the end of 2005.

Name	Plan Name	Number of Years Credited Service (#)	Aggregate Interest Credited in 2006 (1) ($)	Present Value of Accumulated Benefit at 12/31/2006 ($)
A. Lorne Weil	SERP	N.A.	394,122	10,247,167
DeWayne E. Laird	SERP	N.A.	107,021	2,782,534
Martin E. Schloss	SERP	N.A.	151,538	3,939,999

(1)                Represents interest at rate of 4% which was accrued during 2006.

The SERP, which was discontinued at the end of 2005, had been a means of providing retirement benefits to a limited number of senior executives under a formula that determined the benefit based on a participant’s years of service and average rate of compensation. The SERP was discontinued at the end of 2005 and benefit accruals for the plan’s four participants were frozen in amounts based on the-then present value of each participant’s aggregate benefit under an agreed upon calculation. Although the aggregate benefit for each participant was frozen at that time, participants are credited with interest at a rate of 4% per annum, compounded annually, from December 31, 2005 until the benefit is distributed. Participants will receive their benefit in a lump sum upon termination of their employment subject to a six month delay in accordance with the requirements of Section 409A of the Internal Revenue Code.

Deferred Compensation Plan (for deferral of salary and bonus)

The table below provides information for the named executive officers with respect to amounts deferred under our Key Executive Deferred Compensation Plan, which is an elective non-qualified deferred compensation plan.

Name	Executive Contributions in 2006 ($)		Registrant Contributions in 2006 ($)	Aggregate Earnings in 2006 ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at 12/31/2006 ($)
A. Lorne Weil	1,408,280	(1)	—	1,243,342	—	12,817,761	(2)
Michael R. Chambrello	118,744	(1)	—	11,954	—	130,698
Martin E. Schloss	64,000	(1)	—	14,438	—	187,006	(2)

(1)                Contributions for 2006 reflect Mr. Weil’s deferral of his fiscal year 2005 bonus which became payable in 2006 and reflect deferrals by Mr. Chambrello and by Mr. Schloss of a portion of the 2006 salary shown for them in the “Summary Compensation Table” above.

(2)                Mr. Weil’s aggregate balance at the end of 2006 reflects bonuses contributed into the plan over the last eight fiscal years (in the aggregate amount of approximately $5,689,000) and Mr. Schloss’s aggregate balance at the end of 2006 reflects salary contributed into the plan over the last five fiscal years (in the aggregate amount of approximately $163,400).

The Key Executive Deferred Compensation Plan enables executive officers and other eligible employees to defer receipt of up to 50% of their base salary and up to 100% of the cash bonus that may be awarded under our management incentive compensation program. Non-employee directors may defer receipt of up to 100% of the fees and other cash compensation payable for director services. Participants can defer eligible compensation into the plan throughout their employment or for a specified deferral period consisting of three or more years as an initial deferral and five or more years to extend a prior deferral, provided the extension election is made at least twelve months prior to the end of the deferral period. Deferrals and related earnings are paid as soon as practicable following the end of the deferral period and would be distributed prior to that date if a participant retires or otherwise separates from service (subject to a six month delay for distributions to certain officers in accordance with the requirements of Section 409A of the Internal Revenue Code). Deferrals would also be distributed in the event of a change in control, if we terminate the plan or, under extremely limited circumstances, in the event of an “unforeseeable emergency” such as a severe financial hardship resulting from an illness or accident.

Participants’ deferrals are measured by the performance of investment options that we may offer from time to time under the plan. The investment options consist of a variety of mutual funds of various investment categories that provide different combinations of risk and return potential and participants can generally elect to change their investment elections each business day. The available options during 2006 and the rates of return for the year were as follows: Multi Cap Value Fund (13.17%); Large Growth Fund (5.85%); Technology Fund (8.12%); Mid Cap Value Fund (11.96); Money Market Fund (4.82%); Bond Fund (4.82%); Large Cap Value Fund (15.12%); S&P 500 Index Fund (15.24%); International Fund (28.24%); and Mid Cap Blend Fund (14.69%).

Additional investment vehicles have been approved for the CEO’s deferred compensation account which comprises the majority of the deferrals under the plan. The vehicles measuring the CEO’s deferrals during 2006 and the rates of return for the year were as follows: Dividend Income Fund (32.33%); Managed Income Fund (17.80%); Preferred Income Fund (21.19%); Scientific Games stock (10.81%); Money Market Fund (4.84%); Private Equity Fund (-0.24%); Private Equity Fund (20.68%); Private Bond Obligation Fund (1.03%); Distressed Debt Fund (10.11%); Multi-Strategy Hedge Fund (10.17%); and Equity Hedge Fund (22.12%).

The Company’s policy has been to contribute the designated amount of each participant’s deferrals into a rabbi trust and for the trust to make investments that correspond to the participant’s investment elections. The Company does not pay above market returns and does not guarantee any minimum return on investments.

Restricted Stock Unit Award Deferrals

The table below sets forth information with respect to Mr. Weil’s deferral of restricted stock units.

Name	Executive Contributions in 2006 ($)		Registrant Contributions in 2006 ($)	Aggregate Earnings in 2006 ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at 12/31/2006 ($)
A. Lorne Weil	1,788,644	(1)	—	—	—	1,788,644	(1)

(1)                Reflects deferral of 58,750 restricted stock units which vested on December 31, 2006. These units had a grant date value of approximately $1,696,700 which is reflected in the “Summary Compensation Table” under the “stock awards” column. The units are part of an award of 235,000 units granted to Mr. Weil in September 2006 in connection with his new employment agreement.

The deferred compensation shown in the above table represents the deferral by Mr. Weil of 58,750 restricted stock units which vested on December 31, 2006. These vested units are part of an award of 235,000 units granted to Mr. Weil as a sign-on bonus in September 2006 in connection with his new employment agreement and the balance of the units are scheduled to vest in three equal installments, one-third on each of December 31, 2007, 2008 and 2009. Mr. Weil’s employment agreement also provides that he will receive a second award of restricted stock units on June 30, 2007 with respect to a number of units equal to $8 million divided by the average closing price of our common stock during the 30-day period prior to grant and that such units will vest in three equal installments, one-third on each of December 31, 2007, 2008 and 2009. The awards are subject to a deferral agreement such that vested units are not expected to be issued or delivered to Mr. Weil until six months after his employment terminates.

Potential Payments upon Termination or Change in Control

Employment and Separation Agreements

We have employment agreements with the named executive officers. The information below describes and quantifies certain compensation that would become payable under these existing agreements if the named executive officer’s employment had terminated on the last business day of the 2006 year (December 29, 2006), under the various termination events contemplated in the agreements. The amounts described are estimates and the actual amounts to be paid can only be determined at the time of the executive’s separation. The amounts described would be in addition to amounts the individual would receive under accrued plans, such as the SERP, the deferred compensation plan, the 401(k) plan and previously vested equity or bonus awards, as to which neither the individual’s employment agreement nor the plans provide for enhanced benefits or payments upon termination. The value shown below for equity awards that would have accelerated had the specified termination event occurred on the last business day of the year was calculated by multiplying the number of shares subject to the acceleration by the closing price of our common stock on that day which was $30.23 (and, in the case of stock options, subtracting the purchase price for the shares from that value).

A. Lorne Weil.   Potential payments to Mr. Weil would be governed by his employment agreement dated January 1, 2006 which has a term ending December 31, 2009 (subject to automatic renewals for one additional year at the end of the initial term and each anniversary thereof). As part of Mr. Weil’s new employment agreement, his base salary rate was increased to $1.5 million for 2006, he was awarded 235,000 RSUs as a sign-on bonus and he will receive a second award of RSUs on June 30, 2007 having a value at the time of grant of $8 million (based on average closing price during the 30-day period preceding grant).

The agreement contains covenants imposing on him certain obligations with respect to confidentiality and proprietary information, and restricting his ability to engage in certain activities in competition with the Company during his employment and for a period of 24 months after termination. The following describes the estimated amounts he would have received if the event specified occurred at December 29, 2006:

Termination without Cause by the Company, for Good Reason by Mr. Weil or due to Total Disability

1.                Bonus for Year of Termination (based on higher of last two bonuses but not higher than target bonus for year of termination pro rated for number of days worked in the year):

•       $1,432,500 (fiscal 2005 bonus)

2.                Base Salary otherwise payable through end of contract term (paid in lump sum):

•       $1,500,000 for 3 years = $4,500,000

3.                Severance Bonus amount calculated as described above for period remaining in contract (paid in lump sum):

•       $1,432,500 for 3 years = $4,297,500

4.                Equity Treatment (full vesting):

•       Stock Options—$4,793,370 (exercisable through scheduled expiration dates)

•       RSUs—$7,859,800

•       RSUs scheduled to be granted under contract in 2007 are issued and accelerated—$7,844,307

5.                Insurance Benefits:

•       Continued health, disability and life insurance coverage for 3 years (cost of premiums estimated at $365,800); and, if termination due to disability, coverage through age 65 (cost of premiums estimated at $497,900)

Termination without Cause by the Company or for Good Reason by Mr. Weil within two years after a Change in Control or six months before and in anticipation thereof

1.                All amounts specified above plus one additional year of salary and bonus.

Termination due to Death

1.                Base Salary (paid in lump sum):

•       $1,500,000

2.                Severance Bonus amount calculated as described above (paid in lump sum):

•       $1,432,500

3.                Equity Treatment (full vesting):

•       Stock Options—$4,793,370  (exercisable for up to 3 years)

•       RSUs—$7,859,800

•       RSUs scheduled to be granted under contract in 2007 are issued and accelerated—$7,844,307

Termination due to Retirement/Resignation

1.                Bonus for Year of Termination (based on maximum bonus for year of termination):

•       $3,000,000

2.                Equity Treatment (vesting other than sign-on RSU awards under new contract):

•       Stock Options—$4,793,370 (exercisable for up to 3 years)

•       RSUs—$755,750

DeWayne E. Laird.   Potential payments to Mr. Laird would be governed by his employment agreement dated November 1, 2002, as amended in August 2006, which has a term ending December 31, 2007 (subject to automatic annual renewals at the end of each year). As part of the amendment to Mr. Laird’s agreement, his base salary rate was increased to $522,000 for 2006 and the Company agreed to accelerate the vesting of the 60,000 RSUs awarded to him in May 2006 if he were to retire on or after January 1, 2008. The agreement contains covenants imposing on him certain obligations with respect to confidentiality and proprietary information, and restricting his ability to engage in certain activities in competition with the Company during his employment and for a period of 24 months after termination except that certain provisions relating to competition will expire upon a termination by him for good reason or by the Company without cause prior to, or more than two years after, a change in control. The following describes the estimated amounts he would have received if the event specified occurred at December 29, 2006:

Termination without Cause by the Company, for Good Reason by Mr. Laird or due to Total Disability

1.                Base Salary (paid in lump sum):

•       $522,000

2.                Severance Bonus amount equal to target bonus for year of termination (paid in lump sum):

•       $348,174

3.                Equity Treatment (full vesting):

•       Stock Options—$564,942  (exercisable for 90 days)

•       RSUs—$1,947,175

4.                Insurance Benefits:

•       Continued health, disability and life insurance coverage for 3 years (cost of premiums estimated at $230,900); and, if termination due to disability, coverage through age 65 (cost of premiums estimated at $461,800)

Termination due to Death or Retirement

1.                Bonus for Year of Termination (based on target bonus for year of termination):

•       $348,174

2.                Equity Treatment (vesting of options):

•       Stock Options—$564,942 (exercisable for 90 days) (if retire after January 1, 2008, RSUs granted May 2006 would also accelerate)

Termination without Cause by the Company or for Good Reason by Mr. Laird within two years after a Change in Control or six months before in anticipation thereof

1.                Bonus for Year of Termination (based on target bonus for the year of termination):

•   $348,174

2.                Base Salary for 3 years (paid in lump sum):

•       $522,000 for 3 years = $1,566,000

3.                Severance Bonus amount for 3 years (paid in lump sum):

•       $348,174 for 3 years = $1,044,522

4.                Equity Treatment (full vesting):

•       Stock Options—$564,942 (exercisable for 90 days)

•       RSUs—$1,947,175

5.                Excise Tax gross up:

•       $896,601

Michael Chambrello.   Potential payments to Mr. Chambrello would be governed by his employment agreement dated July 1, 2005, as amended in August 2006, which has a term ending June 30, 2008 (subject to automatic renewals for one additional year at the end of the initial term and each anniversary thereof). Mr. Chambrello’s base salary rate for 2006 was increased to $855,000 under the amendment to his employment agreement in consideration for his foregoing the housing and transportation allowances provided under his original agreement. The agreement contains covenants imposing on him certain obligations with respect to confidentiality and proprietary information, and restricting his ability to engage in certain activities in competition with the Company during his employment and for a period of 12 months after termination. The following describes the estimated amounts he would have received if the event specified occurred at December 29, 2006:

Termination without Cause by the Company or for Good Reason by Mr. Chambrello

1.                Bonus for Year of Termination (based on higher of last 2 bonuses but not higher than base salary for year of termination pro rated for number of days worked in the year):

•       $272,809

Note:                       This amount represents the bonus he received for a six month period of service in 2005. If the termination event were in 2007, the amount would have been based on the bonus he received for 2006 (for a full year of service) which was $469,785.

2.                Base Salary payable for a period of two years:

•       $855,000 for 2 years = $1,710,000

3.                Severance Bonus amount calculated as described in section 1 above payable for a period of two years:

•       $272,809 for 2 years = $545,618

Note:                       If the termination event were in 2007, the amount would have been his 2006 bonus of $469,785 for 2 years (total of $939,570).

4.                Insurance Benefits:

•       Cobra reimbursement for up to 18 months (cost of premiums estimated at $24,345)

Termination without Cause by the Company or for Good Reason by Mr. Chambrello within two years after a Change in Control or six months before in anticipation thereof

1.                All amounts specified above plus one additional year of salary and bonus calculated as described above and paid in lump sum.

Termination due to Death

1.                Bonus for Year of Termination calculated as described above.

2.                Six months of Base Salary (paid in lump sum):

•       $427,500

Termination due to Total Disability

1.                Bonus for Year of Termination calculated as described above.

2.                Base Salary (paid over 12 months):

•       $855,000

3.                Insurance Benefits:

•       Cobra reimbursement for up to 18 months (cost of premiums estimated at $24,345)

Ira Raphaelson.   Potential payments to Mr. Raphaelson would be governed by his employment agreement dated February 1, 2006, as amended in August 2006, which has a term ending January 31, 2009 (subject to automatic renewals for a period of one year at the end of the initial term and each anniversary thereof). Mr. Raphaelson’s base salary rate for 2006 was increased to $540,000 under the amendment to his employment agreement in consideration for his foregoing the housing and transportation allowances provided under his original agreement. The agreement contains covenants imposing on him certain obligations with respect to confidentiality and proprietary information, and restricting his ability to engage in certain activities in competition with the Company during his employment and for a period of 12 months after termination. The following describes the estimated amounts he would have received if the event specified occurred at December 29, 2006:

Termination without Cause by the Company or by Mr. Raphaelson due to Constructive Termination

1.                Bonus for Year of Termination (based on results through date of termination):

•       $247,349 (actual 2006 bonus)

2.                Base Salary payable for 2 years:

•       $540,00 for 2 years = $1,080,000

3.                Equity Treatment (full vesting):

•       Stock Options—$0 (exercise price was higher than market price at year end)

•       RSUs—$2,895,883

4.                Insurance Benefits:

•       Continued medical, dental, life insurance and accident coverage for up to 24 months (cost of premiums estimated at $138,900)

Termination due to Death

1.                Bonus for Year of Termination (based on target bonus for the year of termination):

•       $330,165

2.                Six months of Base Salary (paid in lump sum):

•       $270,000

3.                Equity Treatment (full vesting):

•       Stock Options—$0 (exercise price was higher than market price at year end)

•       RSUs—$2,895,883

Termination due to Total Disability

1.                Bonus for Year of Termination (based on results through date of termination):

•       $247,349

2.                Base Salary (paid over 12 months):

•       $540,000

3.                Equity Treatment (full vesting):

•       Stock Options—$0 (exercise price was higher than market price at year end)

•       RSUs—$2,895,883

4.                Insurance Benefits:

•       Continued medical, dental, life insurance and accident coverage for twelve months (cost of premiums estimated at $71,300)

Cliff Bickell.   The Company entered into an employment, separation and general release agreement with Mr. Bickell in October 2006 under which his employment term expired on December 31, 2006. The agreement provides for separation payments to be made during 2007 and for Mr. Bickell to provide consulting services from January 1, 2007 to December 31, 2007. The terms of the consulting services, which originally provided for Mr. Bickell to receive a consultancy fee of $10,000 per month for up to 10 hours of services per week, were amended in January 2007 to increase the monthly fee for the first three months in 2007 to $25,200 for 30 hours of services per week, and to provide for payment of a bonus amount for the 2007 year of up to $300,000 payable in early 2008. The terms of the agreement were later further amended to provide that Mr. Bickell may be engaged for additional project work, which would increase his compensation under the agreement. The agreement contains covenants imposing on him certain obligations with respect to confidentiality and proprietary information, and restricting his ability to engage in certain activities in competition with the Company during the term of the agreement and for a period of 18 months after the expiration of the consultancy period. The following describes the amounts payable to Mr. Bickell as separation payments and estimated amounts he would have received under the agreement if the events specified below had occurred at December 29, 2006:

Termination upon Expiration of Mr. Bickell’s Employment Term

1.                Bonus for Year of Termination:

•       $133,667

2.                Severance representing approximately one year’s compensation and amount towards purchase of insurance (paid over 12 months):

•       $716,000

3.                Equity Treatment (partial acceleration):

•       Stock Options scheduled to vest during 2007—$310,450  (exercisable for 90 days)

•       RSUs scheduled to vest during 2007—$377,905

Termination due to Death or Total Disability

1.                All amounts specified above plus the consulting fees for 2007 ($120,000).

Martin Schloss.   The Company entered into an employment, separation and general release agreement with Mr. Schloss in June 2006 under which his employment term expired on December 31, 2006. The agreement provides for separation payments to be made during 2007. Mr. Schloss will also receive full payment of his SERP benefit and his deferred compensation account in accordance with the terms of those plans in July 2007. The separation agreement contains covenants imposing on him certain obligations with respect to confidentiality and proprietary information, and restricting his ability to engage in certain activities in competition with the Company until June 2007 and certain activities until December 2008. The following describes the amounts payable to Mr. Schloss as separation payments and estimated amounts he would have received under this agreement if the events specified below had occurred at December 29, 2006:

Termination upon Expiration of Mr. Schloss’s Employment Term

1.                Bonus for Year of Termination:

•       $300,000

2.                Severance representing approximately one year’s compensation and amount towards purchase of insurance (paid in lump sum):

•       $822,150

3.                Equity Treatment (full vesting):

•       Stock Options—$602,476  (exercisable for 90 days)

•       RSUs—$982,596

Termination due to Death or Total Disability

1.                All amounts specified above.

Change in Control

As discussed above, the employment agreements that we have with certain executive officers, including Messrs. Weil, Laird and Chambrello, provide for enhanced severance payments if their employment were terminated in connection with a change in control. In general, under such agreements, a change in control would be deemed to occur if:  (1) a person (excluding the Company, a subsidiary or affiliate) becomes the beneficial owner of 40% or more of the Company’s voting securities; (2) the stockholders of the Company approve a merger, consolidation, recapitalization, reorganization, or the consummation of such transaction if stockholder approval is not obtained, other than any such transaction which would result in at least 60% of the voting securities outstanding immediately after the transaction being owned by persons who owned at least 80% of the voting power of the securities of the Company outstanding immediately before such transaction; (3) the stockholders of the Company approve a plan of liquidation or sale of substantially all of the Company’s assets or the Company sells the stock of the Company to a person other than an affiliate; or (4) during any period of two consecutive years, the individuals who constitute the Board, together with any new director whose election was approved by at least two-thirds of the directors in office who were directors at the beginning of the period, cease to constitute at least a majority of the Board.

Although the severance payments for a termination in connection with a change in control would only be payable if the executive’s employment terminates, Mr. Weil’s contract provides for acceleration of his sign-on RSU awards upon the occurrence of certain of the change in control events defined in his contract, including a change in control resulting from a merger or liquidation of the Company or if a person becomes the beneficial owner of 40% of more of the Company’s voting securities in a transaction pursuant to which stockholders generally are entitled to receive consideration for all or substantially all of their shares. If such event had occurred on the last business day of the 2006 year, the RSUs awarded to him in 2006 as a sign-on bonus would have accelerated in full ($7,104,050) and the RSUs scheduled to be granted to him in 2007 would have been issued to him in a number calculated by dividing $8 million by the average closing price of our common stock during the 30 days preceding the change in control (the average price was $30.90) or such lesser number of RSUs as may be determined by dividing $8 million by the consideration received by stockholders generally. Mr. Weil would have received 258,900 units ($8 million divided by $30.90) had such a change in control event occurred unless the consideration paid to stockholders exceeded $30.90 per share and these units would have had a market value on the last day of the year of $7,826,547 (based on the closing price that day of $30.23).

In addition, pursuant to the terms of the Company’s stockholder approved 2003 Incentive Compensation Plan and predecessor plans, unvested stock options and other equity held by the participants in such plans would accelerate upon the occurrence of a change in control in which a person becomes the beneficial owner of 40% of more of the Company’s voting securities or upon the acquisition of the Company or other transaction requiring stockholder approval for the purchase of the Company or substantially all of the Company’s assets. If such event had occurred on the last business day of the year, the named executive officers would have received an acceleration of unvested awards held under such plans in the following aggregate amounts:

Executive	Stock Options	RSUs
Mr. Weil	$4,793,370	$7,859,800
Mr. Laird	564,952	1,947,175
Mr. Chambrello	85,680	5,463,468
Mr. Raphaelson	-0-	2,895,883

The amounts are calculated based on the closing price of our common stock on the last day of the year, which was $30.23. Mr. Raphaelson’s options have an exercise price in excess of that market price.

In addition, if such a change in control were to occur, participants in the Company’s non-qualified deferred compensation plan would receive their account balances as soon as practicable following such event and the Company would make a contribution to the trust for the SERP to the extent the trust did not contain at least 100% of the accrued benefits.

Certain Relationships and Related Person Transactions

Under a consulting agreement dated March 8, 1997, as amended through October 2002, our subsidiary, MDI Entertainment Inc., retains 1010 Productions, Inc. to provide services in the areas of trade show activities, software development, systems design, purchasing and product fulfillment. The firm is compensated at a rate of $11,000 per month and is reimbursed for out-of-pocket expenses which were approximately $22,900 in 2006. Linda Kesterson-Saferin, the president and sole shareholder of 1010 Productions, Inc., is the spouse of Steven Saferin, our Vice President of Properties who also serves as President of MDI Entertainment, Inc.

We have employed Eric Pullman, the brother-in-law of Mr. Schloss, as President of Autotote Enterprises, our Connecticut OTB business, since October 2004. Mr. Pullman was paid approximately $300,000 during 2006.

Policies and Procedures for Approval of Transactions with Related Persons

The Audit Committee, with assistance from the General Counsel, is responsible for reviewing and approving related person transactions which are subject to SEC disclosure requirements, including transactions in which the Company is a participant, the amount exceeds $120,000 and a related person has a direct or indirect material interest. A related person includes a director, executive officer, nominee for election as a director, person holding more than 5% of our stock and any immediate family member of any of the foregoing persons. The Company’s policy is not to enter into a related person transaction unless both the Audit Committee and the Board of Directors approve the transaction as specified in the Audit Committee’s charter. Transactions with related persons at lower thresholds as well as certain material changes in previously approved relationships also require the Committee’s approval.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee operates under a written charter adopted by the Board of Directors that is available on the Company’s website at www.scientificgames.com.

The Audit Committee oversees the accounting, auditing and financial reporting processes of the Company. As part of its oversight responsibilities, the Committee reviewed and discussed the Company’s financial statements for the year ended December 31, 2006 with management and Deloitte & Touche LLP, the independent auditor for the Company. The Committee also discussed with Deloitte & Touche LLP the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees.

The Committee received the written disclosures and the letter from Deloitte & Touche LLP required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and discussed with Deloitte & Touche LLP its independence from the Company. The Committee also considered whether the provision of tax services and other non-audit services by Deloitte & Touche LLP are compatible with maintaining auditor independence.

Based on these reviews and discussions and in reliance thereon, the Committee recommended to the Board of Directors that the audited financial statements for the Company be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 for filing with the Securities and Exchange Commission.

Audit Committee
Michael J. Regan, Chairman
Barry F. Schwartz
Sir Brian G. Wolfson

Fees Paid to Independent Auditor

Deloitte & Touche LLP billed the following fees for professional services rendered in respect of the Company’s fiscal years ended December 31, 2005 and 2006:

	2005 Fees	2006 Fees
Audit Fees:	$1,888,000	$1,926,000
Audit Related Fees:	$658,000	$680,000
Tax Fees:	$1,507,000	$1,503,000
All Other Fees:	-0-	-0-

The Audit Fees listed above were billed in connection with the audit of our consolidated financial statements for the fiscal year and the review of the financial statements included in our quarterly reports on Form 10-Q for the fiscal year and for services provided in connection with the requirements of the Sarbanes-Oxley Act of 2002. The Audit Related Fees listed above were billed for accounting consultations and audits in connection with acquisitions and in connection with filings with the Securities and Exchange Commission. The Tax Fees listed above were billed for tax compliance, planning and advice, including with respect to proposed and consummated acquisitions and the integration of recently acquired businesses.

Pre-Approval Policy for Services Performed by Independent Auditor

The Audit Committee has responsibility for the appointment, compensation and oversight of the work of the independent auditor. As part of this responsibility, the Audit Committee must pre-approve all permissible services to be performed by the independent auditor.

The Audit Committee has adopted an auditor pre-approval policy which sets forth the procedures and conditions pursuant to which pre-approval may be given for services performed by the independent auditor. Under the policy, the Committee must give prior approval for any amount or type of service within four categories—audit, audit-related, tax services or, to the extent permitted by law, other services—that the independent auditor provides. Prior to the annual engagement, the Audit Committee may grant general pre-approval for independent auditor services within these four categories at maximum pre-approved fee levels. During the year, circumstances may arise when it may become necessary to engage the independent auditor for additional services not contemplated in the original pre-approval and, in those instances, such service will require separate pre-approval by the Audit Committee if it is to be provided by the independent auditor. For any pre-approval, the Audit Committee will consider whether such services are consistent with the SEC’s rules on auditor independence, whether the auditor is best positioned to provide the most cost effective and efficient service and whether the service might enhance the Company’s ability to manage or control risk or improve audit quality. The Audit Committee may delegate to one or more of its members authority to approve a request for pre-approval provided the member reports any approval so given to the Audit Committee at its next scheduled meeting.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITOR

The Audit Committee has appointed Deloitte & Touche LLP as independent auditor for the fiscal year ending December 31, 2007 and stockholders are being asked to ratify such appointment.

Representatives of Deloitte & Touche LLP are expected to be present at the meeting, will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from stockholders.

Approval of the proposal to ratify the appointment of the independent auditor requires the affirmative vote of a majority of the votes cast in person or by proxy at the meeting. If the appointment is not ratified by stockholders, the Audit Committee will reconsider such appointment.

THE BOARD RECOMMENDS A VOTE “FOR” THIS PROPOSAL

PROPOSAL 3

AMENDMENT TO THE RESTATED CERTIFICATE OF INCORPORATION
TO INCLUDE SECURITIES OWNERSHIP RESTRICTION PROVISIONS
IN CONNECTION WITH THE REQUIREMENTS OF OUR GAMING BUSINESSES

Introduction

The Board of Directors has determined that it is advisable and in the best interests of the Company to amend the Restated Certificate of Incorporation to add a new article that would require all debt and equity securities of the Company to be held subject to suitability standards, qualifications and requirements of the gaming authorities that regulate the operation and conduct of the businesses of the Company or any of its affiliates and in accordance with the requirements of all applicable gaming laws.

The lottery, pari-mutuel and other gaming industries in which we operate have extensive requirements that regulate the process for awarding contracts, issuing licenses and conducting business activities in various jurisdictions. The regulators in these industries typically require us, our officers and directors and our principal shareholders (generally persons holding 5% or more of our common stock) to provide detailed background disclosure forms and to submit to suitability reviews as part of the initial process for qualifying to receive an award or license and on an ongoing basis. The failure to provide requested information or otherwise comply with the regulatory process or to meet the suitability standards of a jurisdiction could jeopardize the award of a contract or gaming license or provide grounds for termination of a contract or gaming license. Further, the loss of a contract or license in one jurisdiction may cause our status to come under review in other jurisdictions as well. In light of these regulations and the potential impact on our business, the new article would provide us with the ability to restrict securities ownership by persons who fail to comply with informational or other regulatory requirements under applicable gaming laws, who are found unsuitable to hold our securities by gaming authorities or who could by holding securities cause the Company or any affiliate to fail to obtain, maintain, renew or qualify for a license, contract, franchise or other regulatory approval from a gaming authority.

Proposed Amendment to Restated Certificate of Incorporation

The Board of Directors adopted resolutions on January 16, 2007 recommending a new Article Tenth be added to the Restated Certificate of Incorporation, stating the advisability of such amendment and calling for submission of such amendment for approval by stockholders.

The following is the text of the proposed Article Tenth of the Restated Certificate of Incorporation:

To enable the Corporation or any Affiliate (as such term is hereinafter defined) to secure and maintain in good standing all licenses, contracts, franchises and other regulatory approvals related to the operation of gaming and related businesses now or hereafter engaged in by the Corporation or any Affiliate within or without the United States of America, which licenses, contracts, franchises or other approvals are conditioned upon some or all of the holders of the Corporation’s Securities (as hereinafter defined) possessing prescribed qualifications, the following provisions shall apply:

(A)  All Securities of the Corporation shall be held subject to the suitability standards, qualifications and requirements of the Gaming Authorities (as hereinafter defined) that regulate the operation and conduct of the businesses of the Corporation or any Affiliate and in accordance with the requirements of all applicable Gaming Laws (as hereinafter defined). If any person (as hereinafter defined) that holds Securities of the Corporation is determined to be a Disqualified Holder (as hereinafter defined), then such holder shall, if the Corporation so elects (unless otherwise required by any Gaming Law or Gaming Authority):

(1)          dispose of such interest in the Corporation within the 60-day period commencing on the date the Corporation gives the holder notice of such holder’s unsuitability or disqualification and requiring such disposition (or an earlier time if so required by any Gaming Authority or any Gaming Law); or

(2)          at the option of the Corporation, sell any or all such Securities to the Corporation on the date specified in the notice given by the Corporation to the holder, which date may not be less than 30 days after notice is given, at a price equal to the Redemption Price (as hereinafter defined).

(B)  Notice to a Disqualified Holder under paragraph (A)(1) or (2) of this ARTICLE TENTH shall be delivered in writing by personal delivery, mailing it to the address shown on the Corporation’s books and records or any other reasonable means and shall be deemed effective on the date given (the “Notice Date”). Failure of the Corporation to provide such notice to a Disqualified Holder after making reasonable efforts to do so shall not preclude the Corporation from exercising its rights under this Article.

(C)  If the Corporation intends to redeem Securities in accordance with paragraph (A)(2) of this ARTICLE TENTH, the notice shall specify the Securities to be redeemed, the date, time and place when such redemption will be consummated, which date in no event will be earlier than 30 days after the date of such notice, and the Redemption Price (it being sufficient for the purposes of this ARTICLE TENTH for the Corporation to indicate generally that the price will be determined in accordance with paragraphs (C) and (J) hereof). If the Corporation gives the notice provided for by the preceding sentence, such notice shall be deemed to constitute a binding agreement on the part of the Corporation to redeem, and on the part of the person notified to sell, the Securities referred to in such Notice in accordance with this ARTICLE TENTH.

(D)  The operation of this ARTICLE TENTH shall not be stayed by an appeal from a determination of any Gaming Authority.

(E)  Commencing on the Notice Date, the Disqualified Holder shall not be entitled to receive payments of dividends or interest upon any Securities of the Corporation held by such Disqualified Holder or exercise, directly or indirectly, any voting or other rights conferred by the Corporation’s Securities upon the holders thereof.

(F)   The Board of Directors shall have the power to determine, on the basis of information known to the Board after reasonable inquiry, all questions arising under this ARTICLE TENTH, including, without limitation (1) whether a person is a Disqualified Holder, (2) whether a Disqualified Holder has disposed of Securities pursuant to paragraph (A) of this ARTICLE TENTH and (3) the amount of Securities held directly or indirectly by any person. Any such determination shall be binding and conclusive on all such persons.

(G)  The Corporation shall be entitled to injunctive relief in any court of competent jurisdiction to enforce the provisions of this ARTICLE TENTH, and each holder of Securities of the Corporation shall be deemed to have acknowledged by acquiring or retaining Securities of the Corporation that failure to comply with this ARTICLE TENTH will expose the Corporation to irreparable injury for which there is no adequate remedy at law and that the Corporation is entitled to injunctive relief to enforce the provisions of this ARTICLE TENTH.

(H)  A Disqualified Holder shall indemnify the Corporation and its Affiliates for any and all direct or indirect costs, including attorneys’ fees, incurred by the Corporation or any of its Affiliates as a result of such holder’s continuing ownership of, or failure to divest, the Securities.

(I)    Any person to whom a redemption notice is given pursuant to the provisions of this ARTICLE TENTH shall have the burden of establishing to the satisfaction of the Corporation the dates on which and Purchase Price at which such person acquired the Securities subject to such notice.

(J)   For the purposes of this ARTICLE TENTH:

(1)          “Affiliate” means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the person specified (including any direct or indirect subsidiary of such person). For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and

“under common control with”), as used with respect to a person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this ARTICLE TENTH, the term “Affiliate” shall also include any joint venture, minority-owned entity or other enterprise in which the Corporation or any of its Affiliates has any direct or indirect interest.

(2)          “Disqualified Holder” means any holder of the Corporation’s Securities: (i) who is requested or required pursuant to any Gaming Law to appear before, or submit to the jurisdiction of, or provide information to, any Gaming Authority and either refuses to do so or otherwise fails to comply with such request or requirement within a reasonable period of time, (ii) who is determined or shall have been determined by any Gaming Authority not to be suitable or qualified with respect to holding Securities of the Corporation, or (iii) whose holding of Securities may result, in the judgment of the Board of Directors, in the failure of the Corporation or any Affiliate to obtain, maintain, renew or qualify for a license, contract, franchise or other regulatory approval with respect to the operation or conduct of the business of the Corporation or any of its Affiliates from a Gaming Authority which conditions approval upon holders of the Corporation’s Securities possessing prescribed qualifications.

(3)          “Gaming Authority” means any government, court, or federal, state, local, international or foreign governmental, administrative or regulatory or licensing body, agency, authority or official, which regulates or has authority over, including to issue or grant a license, contract, franchise or regulatory approval, any form of gaming activities (or proposed gaming activities) or related activities conducted by the Corporation or any of its Affiliates, including, without limitation, lottery, pari-mutuel wagering, sports wagering and video gaming activities.

(4)          “Gaming Law” means any federal, state, local, international or foreign law, statute, order, ordinance or interpretation pursuant to which any Gaming Authority possesses or asserts regulatory or licensing authority over gaming and related activities.

(5)          A “person” means any individual, firm, corporation, limited liability company, trust or other entity.

(6)          “Purchase Price” means the price paid to acquire a Security, exclusive of commissions, taxes and other fees and expenses, adjusted for any stock split, stock dividend, combination of shares or similar event.

(7)          “Redemption Price” means a price equal to the lesser of (1) the average closing sale price of such Securities as reported for composite transactions in securities listed on the principal trading market on which such Securities are then listed or admitted for trading during the 30 trading days preceding the Notice Date or, if such Securities are not so listed or traded, at the fair value of the Securities determined in good faith by the Board of Directors and (2) the holder’s original Purchase Price.

(8)          “Securities” means any shares of capital stock, bonds, notes, convertible debentures, warrants or other instruments that represent a share in the equity of the Corporation, a debt owed by the Corporation or the right to acquire any of the foregoing.

Purpose and Effect of the Proposed Amendment

The purpose of the new Article Tenth is to enable the Company and its affiliates to secure and maintain in good standing all licenses, contracts, franchises and other regulatory approvals related to the operation of gaming and related businesses, which licenses, contracts, franchises or other approvals are conditioned upon some or all of the holders of the Company’s debt and equity securities possessing prescribed qualifications. The amendment would enable us to require a holder determined to be a “Disqualified Holder,” as defined above, to divest such holder’s interest or, at our option, redeem such holder’s interest in such securities. In such event, the disposition or redemption of the holder’s securities may occur at prices below what the holder would otherwise receive if permitted to continue to hold the securities or if the holder were able to dispose of such securities at then current market prices.

Approval of the amendment to the Restated Certificate of Incorporation requires the affirmative vote of a majority of the shares entitled to vote at the meeting.

THE BOARD RECOMMENDS A VOTE “FOR” THIS PROPOSAL

OTHER MATTERS

We are not aware of any matter other than those described in this Proxy Statement that will be acted upon at the annual meeting. In the event that any other matter properly comes before the meeting for a vote of stockholders, the persons named as proxies in the enclosed form of proxy will vote in accordance with their best judgment on such other matter.

We will pay the costs of proxy solicitation. Proxies are being solicited primarily by mail, but, in addition, our officers and employees may solicit proxies in person, by telephone or electronically. We have retained D.F. King & Co., Inc. to assist us in soliciting proxies at a fee of $5,500 plus reimbursement of reasonable out-of-pocket costs and expenses.

STOCKHOLDER PROPOSALS FOR THE NEXT ANNUAL MEETING

Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, if a stockholder wants to submit a proposal for inclusion in our proxy materials for the next annual meeting of stockholders, it must be received at our principal executive offices, 750 Lexington Avenue, 25th Floor, New York, New York 10022, Attention: Secretary, not later than December 31, 2007. In order to avoid controversy, stockholders should submit proposals by means, including electronic means, that permit them to prove the date of delivery.

If a stockholder intends to present a proposal for consideration at the next annual meeting outside of the processes of Rule 14a-8 under Exchange Act, we must receive notice of such proposal at the address given above by March 16, 2008, or such notice will be considered untimely under Rule 14a-4(c)(1) under the Exchange Act, and our proxies will have discretionary voting authority with respect to such proposal, if presented at the annual meeting, without including information regarding such proposal in our proxy materials.

The deadlines described above are calculated by reference to the mailing date of the proxy materials for this year’s annual meeting. If the Board changes the date of next year’s annual meeting by more than 30 days, the Board will, in a timely manner, inform stockholders of such change and the effect of such change on the deadlines given above by including a notice under Item 5 in our earliest possible quarterly report on Form 10-Q or, if that is impracticable, by any means reasonably calculated to inform the stockholders.

Your cooperation in giving this matter your immediate attention and in returning your proxy promptly will be appreciated.

By Order of the Board of Directors
IRA H. RAPHAELSON
Vice President, General Counsel and Secretary

Dated:  April 30, 2007

SCIENTIFIC GAMES CORPORATION

750 Lexington Avenue, 25th Floor, New York, New York 10022

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

ANNUAL MEETING OF STOCKHOLDERS — JUNE 7, 2007

The undersigned hereby appoints Ira H. Raphaelson and DeWayne E. Laird, or either of them, as Proxy or Proxies of the undersigned with full power of substitution to act for the undersigned and to vote the full number of shares of the Class A Common Stock of Scientific Games Corporation that the undersigned is entitled to vote at the Annual Meeting of Stockholders of Scientific Games Corporation to be held at the Regency Hotel, 540 Park Avenue, New York, New York at 10:00 a.m., on Thursday, June 7, 2007, and at any adjournments or postponements thereof, in accordance with the instructions set forth on this proxy card, and in their discretion, with respect to all other matters that may properly come before the meeting. Any proxy heretofore given by the undersigned with respect to such shares is hereby revoked.

(Continued and to be signed on the reverse side)

ANNUAL MEETING OF STOCKHOLDERS OF

SCIENTIFIC GAMES CORPORATION

June 7, 2007

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page.	COMPANY NUMBER
-OR-
TELEPHONE - Call 1-800-PROXIES (1-800-776 9437) and follow the recorded instructions. Have your proxy card available when you call.	ACCOUNT NUMBER
-OR-
MAIL - Complete, sign, date and mail your proxy card in the enclosed postage-paid envelope.

You may enter your voting instructions at www.voteproxy.com or 1-800-PROXIES up until 11:59 PM Eastern Time the day before the meeting date.

            Please detach along perforated line and mail in the envelope provided ONLY IF you are not voting by Internet or telephone.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSALS 2 and 3.
PLEASE COMPLETE, SIGN, DATE AND RETURN IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of Directors:						FOR ☐	AGAINST ☐	ABSTAIN ☐
2. Ratification of Deloitte & Touche LLP as independent
auditor for the fiscal year ending December 31, 2007.

		NOMINEES: A. Lorne Weil Peter A. Cohen Gerald J. Ford Howard Gittis Ronald O. Perelman Michael J. Regan Barry F. Schwartz Eric M. Turner Sir Brian G. Wolfson Joseph R. Wright. Jr.		3.	Approval of amendment to Restated Certificate of Incorporation to include securities ownership restriction provisions in connection with the requirements of our gaming businesses.	☐	☐	☐
☐	FOR ALL NOMINEES

☐	WITHHOLD AUTHORITY FROM ALL NOMINEES			4.	On such other matters as may properly come before the meetings.

☐	FOR ALL EXCEPT (see instruction below)

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is given, this proxy will be voted FOR the election of all the nominees for director listed in Proposal 1, FOR Proposals 2 and 3 and, in accordance with the judgment of the Proxies, for or against any other matters that may properly come before the meeting.

INSTRUCTION:		To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and write the name(s) of any such nominee(s) in the space provided below:

Please check if you plan to attend the meeting. ☐
To change the address on your account, please check the box at right and indicate your new address in the address space above.			☐

Signature		Date:	Signature		Date:

Note: Please sign exactly as your name(s) appear(s) on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee, guardian or in other representative capacity, please give full title as such.